As Filed with the Securities and Exchange Commission on
                                     August __, 1998 Registration No. ________
        --------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ACCESS PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)
                          -------------------

        Delaware                         3841                    83-0221517
------------------------------  ---------------------------- -----------------
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization) Classification Code Number) Identification No.)
                          --------------------

                     2600 Stemmons Freeway, Suite 176,
                          Dallas, Texas 75207
                            (214) 905-5100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          --------------------

                             Kerry P. Gray
                   President and Chief Executive Officer
                      Access Pharmaceuticals, Inc.
                    2600 Stemmons Freeway, Suite 176
                         Dallas, Texas 75207
                            (214) 905-5100
                (Name, address, including zip code, and
     telephone number, including area code, of agent for service)
                          ---------------------

                            with copies to:

                         John J. Concannon III
                           Bingham Dana LLP
                          150 Federal Street
                            Boston, MA 02110
                            (617) 951-8000
                         ---------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/



                    CALCULATION OF REGISTRATION FEE

Title of Securities to be   Amount to be Registered   Proposed Maximum
      Registered                                    Offering Price Per Share(1)
-------------------------   ----------------------  ------------------------
Common Stock $.01 par        2,440,305 shares (2)          $ 1.67
value per share

  Proposed Maximum
 Aggregate Offering       Amount of
      Price (1)         Registration Fee
-------------------   -------------------
    $4,075,309            $1,202.22

(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the bid and ask prices reported in the consolidated trading system of the National Association of Securities Dealers, Inc. Automated Quotation System Over-the-Counter Bulletin Board on August 26, 1998.

(2) Includes 579,616 shares issuable to certain selling stockholders upon exercise of warrants for the purchase of shares of the Registrant's Common Stock (see "Selling Stockholders")
                          -------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                       Access Pharmaceuticals, Inc.
                              PROSPECTUS

                         2,440,305 Shares of
                      Common Stock, $.01 par value

This Prospectus ("Prospectus") of Access Pharmaceuticals, Inc. a Delaware corporation (the "Company" or "Access"), relates to the sale of up to 2,440,305 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), being sold by certain stockholders of the Company (the "Selling Stockholders") for their respective accounts. See "Description of Capital Stock," "Security Ownership of Certain Beneficial Owners and Management" and "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

The Common Stock of the Company is traded on the OTC
Bulletin Board under the symbol AXCS. On August 26, 1998 the last reported sale price of the Common Stock on the OTC
Bulletin Board was $1.672 per share. See "Price Range of
Common Stock."


              Price to Public   Underwriting Discounts and  Proceeds to Selling
                                      Commissions                Stockholders
              ---------------   --------------------------  -------------------
Per Share            (1)                 (1)(2)                     (1)(2)
Total                (1)                 (1)(2)                     (1)(2)


(1) The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, or (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended ("Securities Act").

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling
Stockholders.

See "Plan of Distribution", "Management's Discussion and
Analysis of Financial Condition and Results of Operations -
Liquidity and Capital Resources" and "Selling Stockholders."

(2) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission, to register or qualify the Shares if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the

Selling Stockholders. The expenses incurred in connection with the same, estimated at $34,000, will be borne by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which expenses will be borne by the Selling Stockholder.

For a discussion of certain factors that should be considered by prospective investors See "Risk Factors" beginning on Page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ----------------------

              The date of this Prospectus is ___________,1998

                         AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates.

The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with the Commission with respect to the Common Stock being offered pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement. For further information with respect to the Company and the Common Stock being offered pursuant to this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission set forth above.

Upon request, the Company will provide without charge to each person to whom a copy of this Prospectus has been delivered a copy of any information that was incorporated by reference in the Prospects (other than exhibits to documents, unless such exhibits are specifically incorporated by reference into the information incorporated reference in the Prospectus). The Company will also provide upon specific request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of all documents filed from time to time by the Company with the Commission pursuant to the Exchange Act. Requests for such copies should be directed to to the Company at 2600 Stemmons Frwy, Suite 176, Dallas, Texas 75207, attention Chief Financial Officer, Telephone requests may be directed to the Chief Financial Officer at (214) 905-5100.

                             RISK FACTORS

The following factors should be considered carefully in considering an investment in the shares of Common Stock offered by this Prospectus.

Certain of the statements contained in this Prospectus are forward looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, that involves risks and uncertainties including but not limited to the risk factors set forth below:

History of Losses and Expectation of Future Losses; Uncertainty of Future Profitability The Company has incurred a cumulative operating loss of approximately $22.0 million through June 30, 1998. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop target candidates and from the associated administrative costs. The Company expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, pre-clinical and clinical trials and development of manufacturing capabilities. In the next few years, the Company's revenues may be limited to any amounts received under research or drug development collaborations that the Company will establish. There can be no assurance, however, that the Company will be able to establish any collaborative relationships on terms acceptable to the Company. The Company's ability to achieve significant revenue or profitability is dependent on its ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for the drug candidates and to manufacture and commercialize the resulting drugs. The Company will not receive revenues or royalties from commercial sales for a significant number of years, if at all. Failure to receive significant revenues or achieve profitable operations would impair the Company's ability to sustain operations. There can be no assurance that the Company will ever successfully identify, develop, commercialize, patent, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

Research and Development Focus Access' focus is on commercializing proprietary biopharmaceutical patents.
Although Access may in the future have some royalty income, it is still in the development stage, and its proposed operations are subject to all the risks inherent in the establishment of a new business enterprise, including the need for substantial capital. Access has recorded minimal revenue to date. It is anticipated that Access will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time. As a non-revenue producing company, normal credit arrangements are unavailable to Access and, therefore, it is likely that Access would be forced to accept unfavorable terms if it should attempt to raise additional needed funds through borrowing. There can be no assurance that any such credit arrangements would be available. Further, it is anticipated that additional losses will be incurred in the future, and there can be no assurances that Access will ever achieve significant revenues.

Uncertainties Associated with Research and Development Activities Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow the research and development effort and ultimately could have a material adverse effect on Access.

Absence of Operating Revenue Royalties received by Access for sales of Actinex-TM and Amlexanox-TM have not been significant to date. There can be no assurance of revenue or profits in the future. Access currently has no products approved for sale and there can be no assurance as to the expenditures of time and resources that may be required to complete the development of potential Access products and obtain approval for sale or if such completion and approval can be realized.

Going Concern Uncertainty The Company's audited consolidated financial statements as of and for the twelve months ended December 31, 1997 contain a reference to the Company's ability to meet its obligations as they become due and indicate that the Company may be unable to continue as a going concern.

Early Stage of Product Development; No Assurance of Successful Commercialization The Company's potential drug candidates will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibilities that any or all of the Company's drug candidates will be found to be unsafe, ineffective or toxic or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances; that these drug candidates, if safe and effective will be difficult to develop into commercially viable drugs or to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such drugs; or that third parties will market superior or equivalent drugs. The failure to develop safe, commercially viable drugs would have a material adverse effect on the Company's business, operating results and financial condition.

Additional Financing Requirements; Uncertainty of Available Funding The Company will require substantial additional funds for its development programs, for operating expenses, for pursuing regulatory clearances, and for prosecuting and defending its intellectual property rights before it can expect to realize significant revenues from commercial sales. The Company believes that existing capital resources, interest income and revenue from possible collaborative agreements, will be sufficient to fund its operating expenses and capital requirements as currently planned for two to six months. However, there can be no assurance that such funds will be sufficient to fund its operating expenses and capital requirements during such period. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the results of the Company's research and development and collaboration programs, the timing and results of preclinical trials, the ability of the Company to maintain existing and establish new collaborative agreements with other companies to provide funding to the Company, the technological advances and activities of competitors and other factors. Thereafter, the Company will need to raise substantial additional capital to fund its operations. The Company intends to seek such additional funding through issuance of equity securities or collaborative or other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that any such equity offerings will occur, or that additional financing will be available from any of these sources or, if available, will be available on acceptable or affordable terms. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require the Company to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that the Company would not otherwise issue or relinquish in order to continue independent operations.

Dependence on Others; Collaborations The Company's strategy for the research, development and commercialization of its potential pharmaceutical products may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to those already established, and may therefore be dependent upon the subsequent success of outside parties in performing their responsibilities. There can be no assurance that the Company will be able to establish additional collaborative arrangements or license agreements that the Company deems necessary or acceptable to develop and commercialize its potential pharmaceutical products, or that any of its collaborative arrangements or license agreements will be successful.

No Marketing, Sales, Clinical Testing or Regulatory Compliance Activities In view of the development stage of the Company and its research and development programs, the Company has restricted hiring to research scientists and a small administrative staff and has made no investment in manufacturing, production, marketing, product sales or regulatory compliance resources. If the Company successfully develops any commercially marketable pharmaceutical products, it may seek to enter joint venture, sublicense or other marketing arrangements with parties that have an established marketing capability or it may choose to pursue the commercialization of such products on its own. There can be no assurance, however, that the Company will be able to enter into such marketing arrangements on acceptable terms, if at all. Further, the Company will need to hire additional personnel skilled in the clinical testing and regulatory compliance process and in marketing or product sales if it develops pharmaceutical products with commercial potential that it determines to commercialize itself. There can be no assurance, however, that it will be able to acquire such resources or personnel.

Manufacturing Limitations The Company intends to establish arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials as well as for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if its potential products are approved for commercialization. If the Company is unable to contract for a sufficient supply of its potential pharmaceutical products on acceptable terms, the Company's preclinical and human clinical testing schedule may be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs, which may have a material adverse effect on the Company. If the Company encounters delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute its finished pharmaceutical or other medical products (if any), market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that the Company may use must adhere to current Good Manufacturing Practices ("GMP") required by the FDA. Manufacturing facilities must pass a preapproval plant inspection before the FDA will issue a pre-market approval or product and establishment licenses, where applicable, for the products. If the Company is unable to obtain or retain third party manufacturing on commercially acceptable terms, it may not be able to commercialize its products as planned. The Company's potential dependence upon third parties for the manufacture of its products may adversely affect the Company's profit margins and its ability to develop and deliver such products on a timely and competitive basis. The Company has no experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes. In addition, there can be no assurance that the Company will be able to manufacture or enter into arrangements with third parties for the manufacture of any products successfully and in a cost-effective manner.

Hazardous Materials; Environmental Matters The Company's research and development processes involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near-term, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, nor that the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

Impact of Extensive Government Regulation The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed preclinical, laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures to establish their safety and efficacy. All of the Company's drug candidates will require governmental approvals for commercialization, none of which have been obtained. Preclinical and clinical trials and manufacturing of the Company's drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. There can be no assurance as to when the Company, independently or with its collaborative partners, might first submit an Investigational New Drug Application ("IND") for FDA or other regulatory review. Government regulation also affects the manufacturing and marketing of pharmaceutical products.

The effect of government regulation may be to delay marketing of the Company's potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect the Company's marketing as well as the Company's ability to generate significant revenues from commercial sales. There can be no assurance that FDA or other regulatory approvals for any drug candidates developed by the Company will be granted on a timely basis or at all.
Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if initial regulatory approvals for the Company's drug candidates are obtained, the Company, its drugs and its manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on such drug or manufacturer, including withdrawal of the drug from the market. The regulatory standards are applied stringently by the FDA and other regulatory authorities and failure to comply can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The FDA has developed two "fast track" policies for certain new drugs (including anti-cancer agents), one policy for expedited development and review and one policy for accelerated approval. The expedited development and review policy applies to new drug therapies that are intended to treat persons with life-threatening and severely-debilitating illnesses, especially where no satisfactory alternative therapy exists. The accelerated approval policy applies to certain new drugs that are intended to treat persons with serious or life-threatening illnesses that provide a meaningful therapeutic benefit to patients over existing treatments. See "Business-Government Regulation."
There can be no assurance that any drug candidate contemplated by the Company will qualify for the FDA's various fast track or priority approval policies. Nor can there by any assurance that such policies will remain as currently implemented by the FDA.

Drug-related Risks Adverse side effects of treatment of diseases and disorders in both human and animal patients are business risks in the pharmaceutical industry. Adverse side effects can occur during the clinical testing of a new drug on humans or animals which may delay ultimate FDA approval or even cause a company to terminate its efforts to develop the drug for commercial use. Even after FDA approval of a New Drug Application ("NDA"), adverse side effects may develop to a greater extent than anticipated during the clinical testing phase and could result in legal action against a company. Drug developers and manufacturers, including Access, may face substantial liability for damages in the event of adverse side effects or product defects identified with their products used in clinical tests or marketed to the public. There can be no assurance that Access will be able to satisfy any claims for which it may be held liable resulting from the use or misuse of products which it has developed, manufactured or sold.

Potential Product Liability and Availability of Insurance
The Company's business exposes it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of the Company's drug candidates in clinical trials may expose the Company to product liability claims and possible adverse publicity. These risks will expand with respect to the Company's drug candidates, if any, that receive regulatory approval for commercial sale. Product liability insurance for the biotechnology industry is generally expensive, if available at all. The Company does not have product liability insurance but intends to obtain such coverage if and when its drug candidates are tested in clinical trials.
However, such coverage is becoming increasingly expensive and there can be no assurance that the Company will be able to obtain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not adversely affect the Company's business, operating results or financial condition.

Reimbursement and Drug Pricing Uncertainty The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of the Company's drug candidates will depend substantially on reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). There can be no assurance that reimbursement in the United States or elsewhere will be available for any drugs the Company may develop or, if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's drugs, thereby adversely affecting the Company's business. If reimbursement is not available or is available only to limited levels, there can be no assurance that the Company will be able to obtain collaborative partners to manufacture and commercialize its drugs, or would be able to obtain a sufficient financial return on its own manufacture and commercialization of any future drugs.

Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which can control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices of pharmaceutical products. The cost containment measures that health care providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could materially adversely affect the Company's ability to sell any of its drugs if successfully developed and approved. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the Company's business.

Uncertainty of Patents and Proprietary Rights The Company's success will depend in part on its ability to obtain and maintain U.S. and foreign patent protection for its drug candidates and processes, preserve its trade secrets and operate without infringing the proprietary rights of third parties. Because of the length of time and expense associated with bringing new drug candidates through the development and regulatory approval process to the marketplace, the pharmaceutical industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. Although Access has or licenses fourteen U.S. patents and six U.S. pending patent applications, there can be no assurance that any additional patents will issue from any of the patent applications owned by, or licensed to, the Company. Further, there can be no assurance that any rights the Company may have under issued patents will provide the Company with significant protection against competitive products or otherwise be commercially viable. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. There can be no assurance that any existing or future patents issued to, or licensed by, the Company will not subsequently be challenged, infringed upon, invalidated or circumvented by others. In addition, patents may have been granted to third parties, or may be granted, covering products or processes that are necessary or useful to the development of the Company's drug candidates. If the Company's drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, the Company's development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, the Company may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. There can be no assurance that the Company will be able to obtain such licenses on acceptable terms, or at all. There has been significant litigation regarding patents and other proprietary rights. If the Company becomes involved in litigation regarding its intellectual property rights or the intellectual property rights of others, the potential cost of such litigation (regardless of the strength of the Company's legal position) and the potential damages that the Company could be required to pay could be substantial.

In addition to patent protection, the Company relies on trade secrets, proprietary know-how and technological advances which it seeks to protect, in part, by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these confidentiality agreements will not be breached, that the Company would have adequate remedies for any such breach, or that the Company's trade secrets, proprietary know-how and technological advances will not otherwise become known or be independently discovered by others.

Intense Competition The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Competitors of the Company in the United States and elsewhere are numerous and include, among others, major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than the Company or its collaborative partners. Acquisitions of competing companies and potential competitors by large pharmaceutical companies or others could enhance financial, marketing and other resources available to such competitors. As a result of academic and government institutions becoming increasingly aware of the commercial value of their research findings, such institutions are more likely to enter into exclusive licensing agreements with commercial enterprises, including competitors of the Company, to market commercial products. There can be no assurance that the Company's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by the Company or which would render the Company's technology and future drugs obsolete and noncompetitive.

In addition, some of the Company's competitors have greater experience than the Company in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than the Company. Companies that complete clinical trials, obtain required regulation agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including certain patent and FDA marketing exclusivity rights that would delay the Company's ability to market certain products. There can be no assurance that drugs resulting from the Company's research and development efforts, or from the joint efforts of the Company and its collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

Uncertainty Associated with Preclinical and Clinical Testing Before obtaining regulatory approvals for the commercial sale of any of the Company's potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. The Company is dependent on its collaborative partners to conduct clinical trials for its drug candidates. Furthermore, there can be no assurance that preclinical or clinical trials of any future drug candidates will demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate and would have a material adverse effect on the Company's business, operating results and financial condition. See "Business-Government Regulation."

No Assurance of Market Acceptance There can be no assurance that any drugs successfully developed by the Company, independently or with its collaborative partners, if approved for marketing, will achieve market acceptance. The drugs which the Company is attempting to develop will compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by the Company will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of the Company's drug candidates, their potential advantage over existing therapies and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients or the medical community in general will accept and utilize any drugs that may be developed by the Company independently or with its collaborative partners.

Dependence on Key Personnel   The Company is highly
dependent upon the efforts of its senior management and scientific team, including its President and Chief Executive Officer. The Company does not maintain key man life insurance for any of its key employees and does not intend to obtain such insurance. The loss of the services of one or more of these individuals might impede the achievement of the Company's development objectives. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of the Company's activities.

Possible Volatility of Stock Price Stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product or service announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to Access and outside its control also could affect the market price of the Common Stock. See "Per Share Prices of and Dividends on Common Stock."

Limited Market for Common Stock Trading in Access' securities is presently conducted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are subject to a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally with assets of at least $1,000,000, or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the securities of the Company and may effect the ability of purchasers to sell their securities in the secondary market.

NASDAQ SmallCap Market or Exchange Listing The Company intends in the future to file an application for listing on NASDAQ SmallCap Market or an exchange. The Company currently does not meet the listing requirements for the NASDAQ SmallCap Market and there can be no assurances that the Company will be listed on the NASDAQ SmallCap Market or any exchange.

Effect of Certain Charter and By-Law Provisions; Possible Issuance of Preferred Stock Access' Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for Access. This could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. In addition, shares of Access Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine (including, for example, rights to convert into Common Stock). The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Access Preferred Stock that may be issued in the future. The issuance of Access Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting Common Stock of Access.

Market Impact of Future Sales of Common Stock Sales of substantial amounts of shares of Access Common Stock in the public market could adversely affect the market price of the Common Stock. Currently a significant percentage of the outstanding shares of Common Stock are unrestricted and freely tradable or tradable under Rule 144. There also are outstanding options, warrants and rights to purchase up to approximately 1,451,000 shares of the Common Stock. The sale of a substantial amount of these shares could have a material adverse effect on the future market price of the Common Stock.

Absence of Dividends Access has not paid cash dividends on its Common Stock and does not anticipate paying cash dividends on Common Stock in the foreseeable future. See
"Share Prices of and Dividends on Common Stock."

NASD Requirements The Company's shares were delisted from the NASDAQ Small Cap Market effective April 27, 1995 for failure to meet certain financial criteria. The Common Stock continues to be traded in the over-the-counter market and reported in the OTC Bulletin Board. As such, the Common Stock, when recommended by a broker-dealer, is subject to the limitations of rule 15g-9 under the Exchange Act ("Rule"), which Rule imposes additional sales practices requirements on broker-dealers that sell the Common Stock (1) to persons other than (a) existing customers with a previous history of trading through such broker-dealer, (b) institutional accredited investors (for example, a bank or savings and loan association) and (c) a director and/or officer of the Company and/or the beneficial owner of 5% or more of the Common Shares or (2) in transactions not exempt by the Rule. For transactions under Rule 15g-9, the broker-dealer must obtain written information from the prospective purchaser as to his or her financial situation, investment experience and investment objectives and, based on such information, reasonably determine that transactions in the security are suitable for that person and that the prospective investor (or his or her independent adviser) has sufficient knowledge and experience in financial matters so as to be reasonably expected to be capable of evaluating the risks of transactions in such security. The broker-dealer must also receive the purchaser's written agreement to the transaction prior to the sale. Certain broker-dealers, particularly if they are market makers in the Common Stock, will have to comply with the disclosure requirements of Rule 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell the Common Stock.

Penny Stock Regulations; Illiquid Securities The regulations of the Securities and Exchange Commission ("Commission") promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to transactions prior to sale. Regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

Year 2000 Issue The Company relies on PC-based systems and does not expect to incur material costs to transition to Year 2000 compliant systems in its internal operations. However, even if the internal systems of the Company are not materially affected by the Year 2000 Issue, the Company could be affected through disruptions in the operations of enterprises with which the Company interacts. As such, there can be no assurance that the Year 2000 Issue will not have a material adverse effect on the Company's business, financial condition or results of operations.


                             THE COMPANY

Access was founded in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc ("Chemex"). Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In connection with the merger of Access Pharmaceuticals, Inc., a Texas Corporation ("API"), with and into the Company on January 25, 1996, the name of the Company was changed to Access Pharmaceuticals, Inc.

Access' principal executive office is at 2600 Stemmons
Freeway, Suite 176, Dallas, Texas 75207; its telephone number is (214) 905-5100.

Unless otherwise indicated herein, the information in this Prospectus has been adjusted to reflect a one-for-twenty reverse stock split that was implemented June 18, 1998.


                            USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

           PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Since February 1, 1996, the Company's Common Stock trades on the OTC Bulletin Board under the trading symbol AXCS. Prior to this date the Common Stock traded under the trading symbol CHMX. The following table sets forth, for the periods indicated, the high and low closing prices for the Common Stock as reported by the OTC Bulletin Board for the Company's past two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                             Common Stock
                                         --------------------
                                           High       Low
                                         ---------   ---------
Fiscal Year Ended December 31, 1998
-----------------------------------
First quarter                             $14-1/16    $ 5
Second quarter                              5-5/8       3-1/16
Third quarter (to August 26, 1998)          3-25/64     1-43/64

Fiscal Year Ended December 31, 1997
-----------------------------------
First quarter                             $25-5/8     $14-3/8
Second quarter                             17-3/16      7-1/2
Third quarter                              10           3-3/4
Fourth quarter                             14-1/16      4-1/16

Fiscal Year Ended December 31, 1996
-----------------------------------
First quarter                              $53-3/4    $17-1/2
Second quarter                              51-1/4     32-1/2
Third quarter                               33-3/4     17-1/2
Fourth quarter                              26-1/4     15

The Company has never declared or paid any cash dividends on its Preferred Stock or Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on Access' earnings, its capital requirements and financial condition and other relevant facts. The Company currently intends to retain all future earnings, if any, to finance the development and growth of the Company's business.

                            CAPITALIZATION


The following table sets forth as of June 30, 1998 the actual capitalization (unaudited) of the Company. This table should be read in conjunction with the financial statements (including the notes thereto), which are included in this Registration Statement and Prospectus.

                                                               June 30, 1998
                                                               -------------
Stockholders' equity:
   Preferred Stock: $.01 par value, 2,000,000 shares
      authorized; no shares issued and outstanding             $           -
   Common Stock:  $.01 par value, 20,000,000 shares
      authorized; 3,092,245 shares issued and outstanding(1)          31,000
   Additional paid-in capital                                     24,019,000
   Accumulated deficit during the development stage              (21,570,000)
                                                                -------------
   Total stockholders' equity                                      2,480,000
                                                                -------------
      Total capitalization                                     $   2,480,000
                                                                =============

-----------------------------------------------
(1) Excludes 1,193,744 shares of Common Stock issuable pursuant to the exercise of stock options and warrants outstanding as of August 7, 1998, including:

i) Presently exercisable options for the purchase of 51,433 shares of Common Stock pursuant to the 1987 Stock
Option Plan at a weighted average exercise price of $37.16.

ii) Options granted for the purchase of 291,000 shares of Common Stock pursuant to the 1995 Stock Option Plan at a weighted average exercise of $3.00. None of these options are presently exercisable.

iii) Warrants granted for the purchase of 851,311 shares of Common Stock at various terms and exercise prices.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.

Overview

Access Pharmaceuticals, Inc. ("Access" or the "Company") is a Delaware corporation in the development stage. The Company is a site-directed drug targeting company using bioresponsive carriers to target and control the release of therapeutic agents into sites of disease activity and significantly improve the side effect profile of the agents. The Company has proprietary patents or rights to four technology platforms: synthetic polymers, Residerm-TM, carbohydrate targeting technology and selective muscle and nerve delivery systems. In addition, Access' partner Block Drug Company is marketing Aphthasol-TM in the United States, the first FDA approved product for the treatment of canker sores. Access is currently licensing this product in certain international markets and developing new delivery forms.

In connection with the merger ("Merger") of Access
Pharmaceuticals, Inc., a Texas corporation ("API"), with and into Chemex Pharmaceuticals, Inc. ("Chemex") on January 25,
1996, the name of Chemex was changed to Access
Pharmaceuticals, Inc. ("Access" or the "Company").

As a result of the Merger and immediately after the Merger, the former API Stockholders owned approximately 60% of the issued and outstanding shares of the Company. Generally accepted accounting principles require that a company whose stockholders retain the controlling interest in a combined business be treated as the acquiror for accounting purposes. As a consequence, the merger was accounted for as a "reverse acquisition" for financial reporting purposes and API was deemed to have acquired an approximate 60% interest in Chemex. Despite the financial reporting requirement to account for the acquisition as a "reverse acquisition," Chemex remains the continuing legal entity and registrant for Securities and Exchange Commission reporting purposes.

Subsequent to the Merger of API into Access, the Company has been managed by the former management of API and the focus of the Company has changed to a drug delivery company using advanced drug carrier technology for application in cancer treatment, dermatology and imaging. In addition, the Company has developed a drug to treat canker sores that was sold to Block Drug Company ("Block") and is currently being marketed in the United States by Block subject to a royalty agreement with the Company.

In August 1997, the Company entered into an agreement to collaborate with The Dow Chemical Company ("Dow Chemical") for the development of products incorporating Dow Chemical's chelation technology and Access' Bio-Responsive-TM polymer systems. The collaboration focus is on the development of MRI contrast agents and radiopharmaceutical diagnostics and therapeutics. The advancement of the Access developments in these areas are dependent on securing chelation technology, which encapsulates metals to avoid adverse effects in the body.

On December 9, 1997, a wholly-owned subsidiary of the Company merged with Tacora Corporation ("Tacora"), a privately-held pharmaceutical company based in Seattle, Washington, whereby Tacora became a wholly-owned subsidiary of the Company. Operations have been included in the Company's consolidated financial statements since the date of acquisition. Pro forma disclosure relating to the Tacora acquisition is not presented as the impact is immaterial to the Company. The Company used the purchase method of accounting for the investment in Tacora. The aggregate purchase price was $738,000, payable $124,000 in cash and $192,000 in stock. Additionally, the Company assumed $239,000 in trade and accrued payables and $184,000 of Tacora's capital lease obligations. Based upon the achievement of certain milestones enumerated in the merger agreement, the Company has issued 24,453 shares and may be required to issue up to approximately 137,500 shares of Common Stock to the former stockholders and creditors of Tacora. Such shares of Common Stock are payable at an escalating value over the milestone period. The excess purchase price of the fair value of Tacora's net assets of $579,544 was recorded and written off in the fourth quarter of 1997 due to an impairment of the excess purchase price based on estimated future cash flows.

Since its inception, Access has devoted its resources primarily to fund its research and development programs. The Company has been unprofitable since inception and to date has not received any revenues from the sale of products. No assurance can be given that the Company will be able to generate sufficient product revenues to attain profitability on a sustained basis, if at all. The Company expects to incur losses for the next several years as it continues to invest in product research and development, preclinical studies, clinical trials and regulatory compliance. At June 30, 1998, the

Company's accumulated deficit was approximately $21.6 million.

                          Recent Developments

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to 2.1 million.

All share numbers and prices referenced herein have been adjusted to reflect the Recapitalization.

An investment bank has been engaged to assist the Company in raising funds to support the Company's research and development activities. As discussed below, from March to July 1998, the Company raised an aggregate of $5.0 million. Up to an additional $4.0 million may be raised. There can be no assurances that any additional closings of the private placement will take place.

The Company raised $1,200,000 in gross proceeds ($725,000 received on March 20, 1998 and $475,000 received on April
11, 1998) less cash issuance costs of $33,750, from the placement of 48 units, each unit consisting of 8,333 shares of Common Stock and warrants to purchase 8,333 shares of Common Stock at an exercise price of $3.00 per share. The placement agent received warrants to purchase 44,527 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive
45,277 shares of Common Stock in lieu of certain sales commissions and expenses.

On June 18, 1998, the Company, assisted by an investment bank, raised an aggregate of $2.9 million in gross proceeds, less cash issuance costs of $202,000, from the first closing of a private placement of 953,573 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 62,949 shares of Common Stock in lieu of certain sales commissions and expenses. Legal fees and other issuance costs were $122,000 through June 30, 1998. The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

On July 30, 1998, the Company raised an aggregate of $900,000 in gross proceeds, less cash issuance costs of $24,000, from the second closing of a private placement of 300,000 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share.
In accordance with the offering terms, the placement agent elected to receive 34,450 shares of Common Stock in lieu of certain sales commissions and expenses.

If and when the Company satisfies all listing requirements, the Company intends to submit an application for listing on NASDAQ or an alternate exchange. There can be no assurances that the Company will be listed on NASDAQ or an alternate exchange.

On June 8, 1998, the Company entered into an agreement to license from Block Drug Company the rights to amlexanox oral paste 5% for certain international markets. Amlexanox oral paste 5% was jointly developed by the Company and Block Drug Company, and was subsequently purchased by Block Drug Company with the Company receiving an up-front fee and rights to receive future royalty payments. Amlexanox oral paste 5% is currently marketed in the United States by Block Drug under the trademark Aphthasol-TM. Aphthasol-TM was launched to the dental market in December 1997 and was launched to the general practice physician market in June 1998. On August 18, 1998, the Company announced that it signed a License Agreement with Strakan Limited to license amlexanox 5% paste for the treatment of canker sores for the United Kingdom and Ireland. Under the terms of the agreement, Strakan Limited will be responsible for and bear all costs associated with the regulatory approval process in the United Kingdom and European Union, will pay milestones based on cumulative sales revenue and will pay a royalty on sales. The Company also announced that Strakan Limited had filed the product license application for amlexanox 5% paste with the UK regulatory authorities.

                      Liquidity and Capital Resources

As of July 30, 1998 the Company's principal source of liquidity is $2,850,000 of cash and cash equivalents. Working capital as of June 30, 1998 was $1,712,000, representing an increase in working capital of $1,928,000 as compared to the working capital deficit as of December 31, 1997 of $216,000. The increase in working capital at June 30, 1998 was due to $4.1 million in gross proceeds received from the private placement of the Company's Common Stock sold on June 18, 1998 and the private placement of units on March 20 and April 11, 1998.

On July 30, 1998, the Company raised an aggregate of $900,000 in gross proceeds, less cash issuance costs of $24,000, from the second closing of a private placement of 300,000 shares of Common Stock at $3.00 per share.

Since its inception, the Company's expenses have significantly exceeded its revenues, resulting in an accumulated deficit of $21,570,000 at June 30, 1998. The
Company has funded its operations primarily through private sales of its equity securities, contract research payments from corporate alliances and the January 1996 Merger.

The Company has incurred negative cash flows from operations since its inception and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts. The Company expects that its existing capital resources will be adequate to fund its operations through the second quarter of 1999. The Company is dependent on raising additional capital to fund its development of technology and to implement its business plan. Such dependence will continue at least until the Company begins marketing its new technologies.

If anticipated revenues are delayed or do not occur or the Company is unsuccessful in raising additional capital on acceptable terms, the Company would be required to curtail research and development and general and administrative expenditures so that working capital would cover reduced operations into the third quarter of 1999. There can be no assurance, however that changes in the Company's operating expenses will not result in the expenditure of such resources before such time.

The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products. The Company's future capital requirements and adequacy of available funds will depend on many factors, including the successful commercialization of amlexanox; the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners; continued scientific progress in the Company's research and development programs; the magnitude, scope and results of preclinical testing and clinical trials; the costs involved in filing, prosecuting and enforcing patent claims; competing technological developments; the cost of manufacturing and scale-up; and the ability to establish and maintain effective commercialization activities and arrangements.

The Company intends to seek additional funding through research and development or licensing arrangements with potential corporate partners, public or private financing, or from other sources. The Company does not have any committed sources of additional financing and there can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek.
Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

Results of Operations

Comparison of Six Months Ended June 30, 1998 and 1997
-----------------------------------------------------

Net revenues for the six months ended June 30, 1997 were $188,000 as compared to no revenues for the same period in 1998. 1997 revenues were comprised of licensing income from an ongoing agreement with an emerging pharmaceutical company which made certain milestone payments and will make royalty payments in the future if a product is developed from the technology.

Research spending for the six months ended June 30, 1998 was $936,000 as compared to $1,042,000 for the same period in 1997, a decrease of $106,000. The decrease in expenses was due to: lower salary and related costs- $113,000; lower equipment rent- $55,000; lower travel expenses- $26,000; and other net decreases totaling- $21,000; offset by higher internal lab costs- $72,000; and higher external lab costs- $37,000. If the Company is successful in raising additional capital, research spending is expected to increase in future quarters as the Company intends to hire additional scientific management and staff and will accelerate activities to develop the Company's product candidates. If the Company is not successful in raising additional capital, research spending will be curtailed.

General and administrative expenses were $750,000 for the six months ended June 30, 1998, a decrease of $79,000 as compared to the same period in 1997. The decrease was primarily due to the following: lower general business consulting fees and expenses- $159,000; and lower director and officer insurance costs- $58,000; offset by higher patent expenses- $130,000; and other net increases totaling- $8,000. If the Company is not successful in raising additional capital, general and administrative spending will be curtailed.

Depreciation and amortization was $130,000 for the six months ended June 30, 1998 as compared to $62,000 for the same period in 1997 reflecting the additional depreciation of the assets acquired in the Tacora merger and amortization of licenses.

Interest and miscellaneous income was $8,000 for the six months ended June 30, 1998 as compared to $84,000 for the same period in 1997, a decrease of $76,000. The decrease was due to lower interest income from lower cash balances in 1998.

Accordingly, this resulted in a loss for the six months ended June 30, 1998 of $1,822,000, or a $0.95 basic and diluted loss per common share.

Comparison of Years Ended December 31, 1997 and 1996
----------------------------------------------------

Revenues for 1997 were $435,000 as compared to $167,000 in 1996, an increase of $268,000. Revenues for 1997 were comprised of $325,000 of licensing income from an ongoing agreement with an emerging pharmaceutical company. The agreement provides for royalty payments if a product is developed from the technology. In addition $110,000 of option income was recorded in 1997. Revenues for 1996 were comprised of option income with a pharmaceutical company.

Total research and development spending for 1997 was $2,433,000 as compared to $1,405,000 for the same period in 1996, an increase of $1,028,000. The increase in research and development expenses was due to the following: external research expenditures- $683,000 primarily due to additional funding of Polymer Platinate at University of London and research at Duke University; salaries and related expenses- $158,000 due to hiring of additional scientists; equipment rental and maintenance costs- $82,000; travel and entertainment- $44,000 due to project management of external research; scientific consulting- $43,000 due to additional consulting and manpower for the ongoing projects; and other net increases totaling $83,000. The increase in research and development expenses is offset by lower moving expenses- $65,000 due to the relocation of scientists in 1996.

Total general and administrative expenses were $1,784,000 in 1997, a decrease of $154,000 as compared to the same period in 1996. The decrease in spending was due to the following decreases in: business consulting fees- $109,000 primarily due to the fair value of warrants issued in 1997 for consulting being less than the fair value of the warrants issued in 1996; patent expenses- $74,000 due to fewer initial patent filings in 1997 as compared to 1996; lower moving expenses- $44,000 due to the moving expenses associated with the hiring of a business development vice president in 1996; and other decreases of $27,000. The decreases are offset by higher salaries and related expenses-
 $111,000 due to a full twelve months of salaries in 1997 for all administrative employees as compared to a partial period in 1996.

Interest expense of $36,000 was $9,000 lower in 1997 versus 1996 due to the decrease of the outstanding balance of capital lease obligations. Interest expense will increase in 1998 due to the addition of capital leases from the Tacora acquisition.

Depreciation and amortization increased to $162,000 in 1997 from $123,000 in 1996, an increase of $39,000. The increase is due to the amortization of $25,000 of licenses and one month of depreciation and amortization of the Tacora assets.

Excess purchase price over the fair value of Tacora's net assets of $580,000 was recorded and written off in the fourth quarter of 1997. In 1996, excess purchase price over the fair value of Chemex's net assets of $8,314,000 was recorded and written off due to an immediate impairment of the excess purchase price.

Total expenses were $4,849,000, including $580,000 of excess purchase price written off for the Tacora purchase, which resulted in a loss for the twelve months of $4,441,000, or $2.80 per share.

Comparison of Years Ended December 31, 1996 and 1995
----------------------------------------------------

Revenues for 1996 were $167,000 as compared to $690,000 in 1995, a decrease of $523,000. The decrease in revenues for 1996 as compared to the comparable 1995 period was principally due to option payments recorded as income related to a third-party evaluation of certain of the Company's technology. The company performing the evaluation elected not to extend the option period beyond March 29, 1996. An additional $110,000 in option payments was recorded as unearned revenue. Revenues for 1995 were comprised of sponsored research and development revenues.

Total research spending for 1996 was $1,405,000 as compared to $728,000 for the same period in 1995, an increase of $677,000. The increase in expenses was due to the following: increased salaries and related expenses- $353,000; increased external research expenditures- $133,000; increased equipment rental costs- $88,000; increased scientific consulting- $72,000; and other increases of $31,000.

Total general and administrative expenses were $1,938,000 in 1996, an increase of $1,297,000 as compared to the same period in 1995. The increase in spending was due to the following increases in: business consulting fees- $344,000; professional expenses due to the Merger and legal costs of being a public company- $301,000; salaries and related expenses- $184,000; general business consulting fees and expenses- $146,000; patent expenses- $142,000; director fees and director and officer insurance- $134,000; and other increases of $46,000.

Interest expense was $13,000 lower in 1996 versus 1995 due to the decrease of the outstanding balance of capital lease obligations.

Depreciation and amortization decreased to $123,000 in 1996 from $367,000 in 1995, a decrease of $244,000. The decrease is due to the write off of $246,000 capitalized patent and application costs in 1995.

Excess purchase price over the fair value of Chemex's net assets of $8,314,000 was recorded and written off in the first quarter of 1996 due to an immediate impairment of the excess purchase price.

Total expenses were $11,780,000, including $8,314,000 of excess purchase price written off, which resulted in a loss for the twelve months of $11,462,000, or $7.68 per share.

New Accounting Standard
-----------------------

In June 1997, the Financial Accounting Standards Board issued two new Statements of Financial Accounting Standards ("SFAS") which are effective for financial statements for periods beginning after December 15, 1997 and which will apply to the Company beginning with its fiscal year ending December 31, 1998. Management of the Company does not expect that the adoption of either pronouncement will have a material impact on the Company's financial position, results of operations or liquidity.

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes net income and is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those from investments by owners and distributions to owners.
Examples of comprehensive income, other than net income, include unrealized gains and losses on certain investments in debt and equity securities and foreign currency items.

SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes standards for the way that public enterprises report information about operating segments in annual financial statements. It also requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for financial statements for fiscal years beginning after June 15, 1999, and which will apply to the Company beginning June 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company does not believe that the new standard will have any significant effect on its future results of operations.

In March and in April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued two Statements of Position ("SOPs") that are effective for financial statements for fiscal years beginning after December 15, 1998, which will apply to the Company beginning with its fiscal year ended December 31, 1999. SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," provides guidance on the circumstances under which the costs of certain computer software should be capitalized and/or expensed. SOP 98-5, "Reporting on the Costs of Start-Up Activities," Requires such costs to be expensed as incurred instead of capitalized and amortized. The Company does not expect the adoption of either of these SOP's to have any material effect on its future results of operations.

Year 2000 Issue
---------------

The Company relies on PC-based systems and does not expect to incur material costs to transition to Year 2000 compliant systems in its internal operations. However, even if the internal systems of the Company are not materially affected by the Year 2000 Issue, the Company could be affected through disruptions in the operations of enterprises with which the Company interacts. As such, there can be no assurance that the Year 2000 Issue will not have a material adverse effect on the Company's business, financial condition or results of operations.


                               BUSINESS

Overview of Current Operations

Access Pharmaceuticals, Inc. (together with its subsidiary, "Access" or the "Company") was founded in 1974 as Chemex Corporation, a Wyoming corporation, and in 1983 changed its name to Chemex Pharmaceuticals, Inc. ("Chemex"). Chemex changed its state of incorporation from Wyoming to Delaware on June 30, 1989. In connection with the merger of Access Pharmaceuticals, Inc., a Texas corporation ("API"), with and into the Company on January 25, 1996 (the "Merger"), the name of the Company was changed to Access Pharmaceuticals, Inc.

On December 9, 1997, a wholly-owned subsidiary of the Company merged with Tacora Corporation ("Tacora"), a privately-held pharmaceutical company based in Seattle, Washington, whereby Tacora became a wholly-owned subsidiary of the Company. Under the terms of the merger agreement, based upon the achievement of certain milestones enumerated in the merger agreement, the Company has issued 24,453 shares and may be required to issue up to approximately
137,500 shares of Common Stock to the former stockholders and creditors of Tacora. Such shares of Common Stock are payable at an escalating value over the milestone period.

Access' principal executive office is at 2600 Stemmons
Freeway, Suite 176, Dallas, Texas 75207; its telephone number is (214) 905-5100.

Business Summary

Access is a drug delivery company using advanced polymer technology for application in cancer treatment, dermatology and imaging. In addition, the Company has developed a drug to treat canker sores that was sold to Block Drug Company
("Block") and is currently being marketed in the United
States by Block subject to a royalty agreement with the Company. The Company's lead compounds are as follows:

Polymer Platinate (AP 5070) - Platinum compounds are one of the largest selling categories of chemotherapeutic agents with annual sales in excess of $800 million. As is the case with all chemotherapeutic drugs, the use of cisplatin is associated with serious systemic side effects. The drug delivery goal therefore is to enhance delivery of the drug to the tumor and minimize the amount of drug affecting normal organs in the body. The Company's Polymer Platinate (as to which the Company has applied for patents) seeks to achieve this goal by attaching a large polymer to a small Platinum molecule, taking advantage of the fact that the cells lining the walls of blood vessels that feed tumors are usually leaky or hyperpermeable, allowing the large Polymer Platinate molecule to enter the tumor in preference to other tissue, which does not have leaky or hyperpermeable blood vessels. On the other hand, the capillary/lymphatic drainage system of tumors is not well developed and limited, so the drug gets trapped in the tumor. This effect is called enhanced permeability and retention (EPR). In addition, the polymer is designed to shield the Platinate to minimize interactions with normal cells, thereby reducing toxicity. The proposed mechanism of drug uptake by tumor cells bypasses known membrane associated mechanisms for development of tumor resistance, which could provide a further significant clinical advantage in treating drug resistant patients and avoiding drug resistance.

In animal models, the Company's Polymer Platinate has delivered up to 63 times the amount of Platinum to tumors compared with cisplatin alone at the maximum tolerated dose, and the Company's Polymer Platinate was approximately 2.5 times more effective in inhibiting tumor growth than cisplatin alone. In terms of dosing, in animal studies, up to 15 times more Platinum has been injected using the Company's Polymer Platinate, which could be clinically significant as Platinum has a steep dose response curve. Consequently, clinical outcome could be greatly improved as a result of the ability to deliver additional drug to the tumor.

The Company plans to commence human clinical trials for its Polymer Platinate if the results of additional ongoing activities are successful.

Zinc Clindamycin - The complexing of zinc to a drug has the effect of enhancing the penetration of the drug into the skin, yet holding the drug in the skin, making zinc effective for the delivery of dermatological drugs. The Company has a broad patent covering the use of zinc for such purposes.

The first zinc drug being developed by Access, in conjunction with its licensing partner, is Zinc Clindamycin for the treatment of acne. Acne drugs constitute an approximately $700 million dollar per year market. Clindamycin is a widely prescribed drug for the treatment of acne and Access believes that the addition of zinc could potentially significantly increase the effectiveness of the drug through the reservoir effect of zinc, the activity of zinc and Clindamycin, the improved stability of the product and the potential for zinc to overcome certain bacterial resistance.

The Company believes that its zinc technology could provide a broad development platform for improved delivery of many topically applied products. The next product to be developed is expected to be zinc with Bethamethazone, for applications in a variety of inflammatory dermatological conditions. Additional developments are planned using vitamin D, retanoids and anti-fungals.

Access has entered into a license agreement with Strakan Limited ("Strakan") relating to its zinc technology. Strakan has agreed to fund the development costs of Zinc Clindamycin and any additional compounds developed utilizing the zinc patent, and will share equally all milestones payments received from the sublicensing of the compound. In addition, Access will receive a royalty on sales of products based on this technology.

MRI Imaging Agent - Magnetic resonance imaging (MRI) is a non-radioactive method of producing imaging for the diagnosis of a broad range of diseases and conditions. To date, for the diagnosis of cancer, the sensitivity of MRI has been insufficient to pick up very small tumors. The Company is developing an imaging agent that may greatly enhance the ability of MRI to detect certain small tumors. Currently, gadolinium, a rare earth metal, is used as an imaging agent in MRI, but its use is restricted to imaging brain tumors and the central nervous system. The problem is that gadolinium alone defuses much too rapidly throughout the body and is eliminated very quickly. The Access imaging agent consists of gadolinium bound to a chelate and attached to a polymer that selectively binds to tumors. Animal studies have indicated that the use of this imaging agent can result in up to 40% brighter images and the ability to detect tumors significantly smaller than currently available techniques. In addition, in animal studies, the imaging agent has increased the time period during which images can be taken by a factor of up to four, which would be a major practical advantage in diagnosing patients.

Access has a collaboration with The Dow Chemical Company
("Dow Chemical") to develop an improved compound utilizing
Dow Chemical's chelation technology to bind gadolinium and attach to the polymer. In prior formulations of the imaging agent, the chelator was considered insufficiently pure for purposes of clinical development.

Amlexanox - This is currently the only compound approved by the FDA for the treatment of canker sores. Independent market research sponsored by the Company indicates that more than 7 million patients visit doctors or dentists per year in the United States with complaints of canker sores. In 1995, Access sold amlexanox to Block subject to a retained royalty. On June 8, 1998, the Company entered into an agreement to license from Block Drug Company the rights to amlexanox oral paste 5% for certain international markets. On August 18, 1998, the Company announced that it signed a License Agreement for the United Kingdom and Ireland with Strakan Limited to license amlexanox 5% paste for the treatment of canker sores.. Under the terms of the agreement, Strakan Limited will be responsible for and bear all costs associated with the regulatory approval process in the United Kingdom and European

Union, will pay milestones based on cumulative sales revenue and will pay a royalty on sales. The Company also announced that Strakan Limited had filed the product license application for amlexanox 5% paste with the UK regulatory authorities. It is anticipated that the product will be registered throughout Europe in 1999. An international outlicensing program is ongoing.

Access has commenced work on developing an over-the-counter version of amlexanox, which could have significantly higher sales potential than the prescription drug. In addition, Block has an Investigational New Drug Application ("IND") to commence clinical trials to expand the number of indications for amlexanox. The Company expects that such trials will initially focus on treatment of mucositis in chemotherapy patients.

Access owns additional patented advanced technologies designed to deliver drug in response to specific diseases or take advantage of biological mechanisms. This technology includes potential vaccine delivery and recognition of disease sites, including cancer. These technologies are designed to provide the Company's next advanced drug delivery product development candidates.

Drug Development Strategy

A part of Access' integrated drug development strategy is to form creative alliances with centers of excellence so drug delivery opportunities can be fully maximized. Access has signed agreements with The School of Pharmacy, University of London for platinate polymer technology, Dow Chemical for chelation technology to develop imaging agents and radiopharmaceuticals, Strakan Ltd for the delivery of topical therapeutic agents which exploit the Access zinc patent and Duke University for advanced drug delivery systems.

The Access strategy is to initially focus on utilizing its technology in combination with approved drug substances to develop novel patentable formulations of potential therapeutic and diagnostic products. The Company believes that this will expedite product development, both preclinical and clinical, and ultimately product approval.
To reduce financial risk and equity financing requirements, Access is directing its resources to the preclinical and early clinical phase of development and plans to outlicense to, or co-develop with, marketing partners its current product candidates during the clinical development phases.

Access has initiated and will continue to expand its internal core capabilities of chemistry, formulation, analytical methods development, initial process scale up, carbohydrate analysis, drug/diagnostic targeting screens and project management capability to maximize product opportunities in a timely manner. The manufacturing scaleup, preclinical testing and product production will be contracted to research organizations, contract manufacturers and strategic partners. Given the current cost containment and managed care environment both in the United States and overseas and the difficulty for a small company to effectively market its products, Access does not currently plan to become a fully integrated pharmaceutical company.

Consequently, Access expects to form strategic alliances for product development and to outlicense the commercial rights to development partners. By forming strategic alliances with major pharmaceutical and diagnostic companies, it is believed that the Access technology can be more rapidly developed and successfully introduced into the marketplace.

Scientific Background

The ultimate criterion of effective drug delivery is to control and optimize the localized release of drug at the target site and rapidly clear the non-targeted fraction. Conventional drug delivery systems such as controlled release, sustained release, transdermal systems, etc., are based on a physical erosion process for delivering active product into the systemic circulation with the objective of improving patient compliance. These systems do not address the biologically relevant issues such as site targeting, localized release and clearance of drug. The major factors that impact the achievement of this ultimate drug delivery goal are the physical characteristics of the drug and the biological characteristics of the disease target sites. The physical characteristics of the drug affect solubility in biological systems, its biodistribution throughout the body, and its interactions with the intended pharmacological target sites and undesired areas of toxicity. The biological characteristics of the diseased area impact the ability of the drug to selectively interact with the intended target site to allow the drug to express the desired pharmacological activity. The Access technology platforms are differentiated from conventional drug delivery systems in that they seek to apply a disease specific approach to improve the drug delivery process with polymer carrier formulations to significantly enhance the therapeutic efficacy and reduce toxicity of a broad spectrum of products. This is achieved by utilizing Bio-Responsive-TM Polymers as novel drug delivery solutions to match the specific physical properties of each drug with the biological characteristics of each disease and targeting sites of disease activity. The Company believes that the ability to achieve physiological triggering of drug release at the desired site of action could enable the Access Bio-Responsive-TM Polymers to potentially have broad therapeutic applications in the site specific delivery of chemotherapeutic agents in cancer, infection, inflammation, drugs for other autoimmune diseases, proteins, peptides and gene therapy.

Bio-Responsive-TM Polymers mimic the natural transport mechanisms in the body which are involved in the localized delivery of biological mediators and cellular trafficking. Access uses a multi-faceted approach through the use of both natural carbohydrates and synthetic polymers. Access' central focus is to use Bio-Responsive-TM Polymer systems that can respond to normal biochemical or disease-induced signals to localize drug carrier and release drug in a highly selective fashion. These polymeric drug carriers can be applied to a wide range of drug molecules including proteins and nucleotides and can be engineered to control pharmacokinetics and body distribution, site-selectivity, site-release of drug and drug clearance from non-target sites.

Access Core Technology Platforms

Access' current technology platforms take advantage of the following biological mechanisms to improve drug delivery:

* disease specific carbohydrate recognition by vascular endothelial cells and underlying tissue

*   enhanced permeability and retention in tumors

*   triggered secretion of biological mediators

Access Carbohydrate Polymer Drug Delivery Technology

The Access carbohydrate polymer drug delivery technology exploits specific changes in the vascular endothelium that occur during disease processes. These carriers mimic disease-specific, carbohydrate recognition by vascular endothelium cells and underlying tissue. It has been well established that white blood cells can recognize, target and permeate disease sites by means of surface carbohydrates which bind to cytokine-induced endothelium plus underlying tissue and cells. A number of receptors on the endothelium and on underlying tissue are known to bind sulfated glycosaminoglycans, such as heparin and dermatan sulfate. Access has developed glycosaminoglycan carriers to selectively image and treat diseases involving the neovascular endothelium. Access believes that its glycosaminoglycan technology has broad potential in a number of therapeutic applications including cancer, inflammation and infection.

Access Synthetic Soluble Polymer Drug Delivery Technology

In collaboration with The School of Pharmacy, University of London, Access has developed a number of synthetic polymers, including hydroxypropylmethacrylamide co-polymers and polyamidoamines designed to be used to exploit EPR ("enhanced permeability and retention") in tumor cells and control drug release. Many solid tumor cells possess vasculature that is hyperpermeable (i.e., "leaky") to macromolecules. In addition to this enhanced permeability, tumors usually lack effective lymphatic and/or capillary drainage. Consequently they selectively accumulate circulating macromolecules (up to 10% of an intravenous dose per gram in mice). This effect has been termed EPR, and is thought to constitute the mechanism of action of SMANCS (styrene-maleic/anhydride-neocarzinostatin), which is in regular clinical use in Japan for the treatment of hepatoma. These polymers take advantage of endothelial permeability with the drug carrying polymers getting trapped in tumors and then being taken up by tumor cells. Linkages between the polymer and drug can be designed to be cleaved extracellularly or intracellularly. Drug is released inside the tumor mass while polymer/drug not trapped in tumors is renally cleared from the body. Data generated in animal studies have shown that the polymer/drug complexes are far less toxic than free drug alone and that greater efficacy can be achieved. Thus, these polymer complexes have demonstrated significant improvement in the therapeutic index of anti-cancer drugs, e.g. cisplatin.

Access Condensed Phase Smart Polymer Drug Delivery
Technology

The Access condensed phase polymer system is based on the Smart Polymer Matrixes of Secretory Granules from secretory cells such as the mast cell or goblet cell. The matrix in the secretory granule of the mouse mast cell contains a negatively charged, heparin proteoglycan network which condenses in the presence of divalent cations, such as calcium and histamine, and monovalent cations, such as sodium. This matrix has a number of unique electrical and mechanical properties in response to biochemical or electrical signals. The heparin gel expands several-fold when a secretory granule fuses with a cell membrane, allowing ions from outside the cell to rush in, causing release of contents. Thus, nature has evolved a highly advanced "smart polymer" gel to control the storage and release of molecules destined for exocytosis. These ubiquitous natural mechanisms can be mimicked by engineering smart polymer matrices to deliver a wide range of molecules, including proteins and genes, in response to specific triggering stimuli. This natural mechanism provides the basis of a novel technology for releasing drugs on demand, with avoidance of systemic toxicities. Access has commenced the development of a system to mimic the secretory granule matrix to meet the biological requirement of different drugs, delivery routes and disease processes. In a unique inventive step, bioengineered, pore-forming proteins, with triggers and switches that self assemble in membranes, can be incorporated into coated particles to control drug release. This represents a logical step in the development of the next generation of Access drug delivery technology platforms towards commercialization of systems that can trigger the release of drug, at site, in response to disease-specific signals. Initial proof of concept will focus on the triggered release of chemotherapeutic cancer and anti-inflammatory agents and vaccines.

Access Topical Delivery Technology

Access has granted a license to Strakan, for the development of compounds that utilize zinc ions to produce a reservoir of drug in the skin to increase the efficacy of topically applied products and to reduce toxicity. There are many localized disease conditions, which are effectively treated by topical application of suitable pharmaceutical agents. In order for such treatments to be maximally effective, it is necessary that as much of the active agent as possible be absorbed into the skin where it can make contact with the disease condition in the dermal tissue without being lost by rubbing off on clothing or evaporation. At the same time, the agent must not penetrate so effectively through the skin that it is absorbed into the systemic circulation. This latter factor is especially important after trying to minimize unwanted side-effects of the pharmacologically active agent. The ideal vehicle for topically applied pharmaceuticals is one which can produce a "reservoir effect" in the skin or mucous membranes. Such a reservoir effect can be produced by the complexation of suitable pharmaceutical agents with zinc ions, by an as yet unknown mechanism. This "reservoir effect" is defined as an enhancement of the skin or membrane's ability to both absorb and retain pharmacological agents, i.e.:

   - To increase skin or membrane residence time
   - To decrease drug transit time
   - To reduce transdermal flux

A number of compounds are known to enhance the ability of pharmacologically active agents to penetrate the skin, but have the disadvantage of allowing rapid systemic dispersion away from the site of disease. Many topical agents, such as the retinoids used in the treatment of acne, and methotrexate, used in the treatment of psoriasis, are systemically toxic. There is therefore a need for a method of enhancing the ability of such agents to penetrate the skin so that a lesser total dosage may be used, while at the same time retarding their ability to move from the skin to the systemic circulation.

Under the terms of this agreement, Strakan has agreed to fund the development costs of Zinc Clindamycin and any additional compounds developed utilizing the zinc patent, and will share equally in all milestone payments received from sublicensing of the compound. In addition, the Company will receive a royalty on sales of products based on this technology.

Research Projects, Products and Products in Development


                    ACCESS DRUG PORTFOLIO

                                                               Clinical
Compound             Originator  Indication       FDA Filing   Stage (1)
--------             ----------  ----------       ----------   ---------
Cancer
------
AP 4010              Access     Anti-tumor          Development   Pre-Clinical
AP 5070              Access     Anti-tumor          Development   Pre-Clinical
AP 2011              Access     MRI Contrast Agent  Development
Research
Radiopharmaceutical  Access     Cancer Diagnosis    Development   Research
Amlexanox (2)        Takeda     Mucositis           IND           Phase I

Topical Delivery
----------------
Amlexanox (2)        Takeda     Oral ulcers         FDA Approved  Completed
(CHX-3673)

Zinc compound (3)    Access     Enhancing drug      Development   Pre-clinical
                                penetration and
                                retention in the
                                skin (acne)

(1) See "Government Regulations" for description of clinical stages.

(2)   Sold to Block.  Subject to a Royalty Agreement.

(3)   Licensed to Strakan.

Access begins the product development effort by screening and formulating potential product candidates, selecting an optimal active and formulation approach and developing the processes and analytical methods. Pilot stability, toxicity and efficacy testing are conducted prior to advancing the product candidate into formal preclinical development.
Specialized skills are required to produce these product candidates utilizing the Access technology. Access has a core internal development capability with significant experience in these formulations.

Once the product candidate has been successfully screened in pilot testing, Access' scientists together with external consultants, assist in designing and performing the necessary preclinical efficacy, pharmacokinetic and toxicology studies required for IND submission. External investigators and scaleup manufacturing facilities are selected in conjunction with Company consultants. Access does not plan to have an extensive clinical development organization as this is planned to be conducted by a development partner.

With all of Access' product development candidates, there can be no assurance that the results of the in vitro or animal studies are or will be indicative of the results that will be obtained if and when these product candidates are tested in humans. There can be no assurance that any of these projects will be successfully completed or that regulatory approval of any product will be obtained.

The Company (both Chemex and API) expended approximately
$2,433,000, $1,405,000 and $1,981,000 on research and
development during the years 1997, 1996 and 1995, respectively. Expenditures on research and development are expected to increase during 1998 and subsequent years, subject to funding.

Approved Product Amlexanox

Amlexanox is the first and only prescription medication indicated specifically for the treatment of canker sores, in patients with normal immune systems. There are numerous OTC products available which will temporarily relieve the pain associated with canker sores, however, amlexanox is the only prescription medication specifically indicated to treat canker sores. Current estimates indicate approximately 20% of the U.S. adult population suffers from canker sores, of which 15 million patients claim their canker sores recur.

In 1995, Access sold amlexanox to Block subject to a retained royalty. On June 8, 1998, the Company entered into an agreement to license from Block the rights to amlexanox oral paste 5% for certain international markets. On August 18, 1998, the Company announced that it signed a License Agreement with Strakan Limited to license amlexanox 5% paste for the treatment of canker sores for the United Kingdom and Ireland. Under the terms of the agreement, Strakan Limited will be responsible for and bear all costs associated with the regulatory approval process in the United Kingdom and European Community, will pay milestones based on cumulative sales revenue and will pay a royalty on sales. The Company also announced that Strakan Limited had filed the product license application for amlexanox 5% paste with the UK regulatory authorities. It is anticipated that the product will be registered throughout Europe in 1999. An international outlicensing program is ongoing.

Development Program Topical Delivery

Access has a patent for enhancing drug penetration and retention in the skin utilizing zinc ions, which is licensed to Strakan. A wide range of agents are potentially suitable for complexing with zinc ions, with examples from all of the major dermatological product groups including, anti-bacterials, anti-fungals, steroids, anti-histamines, analgesics, anti-inflammatories and anti-psoriasis agents.

Zinc clindamycin - the most advanced development is a combination of zinc and clindamycin in the treatment of acne. The market for acne treatments exceeds $700 million in Europe and the USA. The potential product advantage of this development is anticipated to be improved efficacy and/or reduced dosing.

Zinc steroid - formulation development has commenced on incorporating a steroid in a zinc complex. Due to the serious side effects of corticosteroids, potent steroids are used only when a condition is unresponsive to milder treatment. A broader usage of more potent steroids could be achieved utilizing zinc ions to reduce uptake in circulatory systems and consequently significantly reduce side effects.

Development Programs Cancer

Approximately one-fourth of all deaths in the United States are due to malignant tumors. More than 85% of these are solid tumors and approximately half of the patients with these tumors die of their disease. The cause of death is usually metastatic disease distant from the original tumor, although uncontrolled primary tumors can also be fatal. The distant metastases are treated systemically with anti-cancer drugs and biological agents, but these attempts are often unsuccessful. The cost of treating these patients is enormous, and in 1995 the estimated bill was $50 billion or 5% of the nation's total medical bill. As the population ages and new, sophisticated diagnostic tests are launched, incidence of detected cancer continues to rise.

Chemotherapy, surgery and radiation are the major components in the clinical management of cancer patients. Chemotherapy is usually the primary treatment of hematologic malignancies, which cannot be excised by surgery, and is increasingly used as an adjunct to radiation and surgery, to improve efficacy, and is used as the primary therapy for some solid tumors and metastases. The current optimal strategy for chemotherapy involves exposing patients to the most intensive cytotoxic regimens they can tolerate. Clinicians attempt to design a combination of drugs, dosing schedule and method of administration to increase the probability that cancerous cells will be destroyed while minimizing the harm to healthy cells.

For chemotherapeutic agents to be effective in treating cancer patients, the agent must reach the target cells in effective quantities with minimal toxicity in normal tissues.

Most current drugs have significant limitations. Certain cancers are inherently unresponsive to chemotherapeutic agents, while other cancers initially respond, but subgroups of cancer cells acquire resistance to the drug during the course of therapy, with the resistant cells surviving and resulting in relapse. Another limitation of current anti-cancer drugs is that serious toxicity, including bone marrow suppression or irreversible cardiotoxicity, can prevent their administration in curative doses.

The Access anti-cancer program is designed to overcome the physiological barriers to penetration of drugs into tumor tissue by targeting potent drugs into sites of disease activity and clearing the non-targeted fraction.

Polymer Platinate, AP-5070  -  Access, in conjunction with
The School of Pharmacy, University of London, is developing a soluble, synthetic polymer conjugate formulation of cisplatin for the first line treatment of solid tumors in indications where cisplatin is currently approved.
Preliminary animal studies indicate:

* improved efficacy over standard cisplatin at maximum tolerated dose
*   reduced toxicity over standard cisplatin
* enhanced tumor uptake and retention of polymer platinate in the tumor

The Company has applied to the EORTC (the European
Organization for Research and Treatment of Cancer) to enter into human trials in conjunction with their organization.

Glycopolymer Doxorubicin, AP-4010 - Access has developed a glycopolymer formulation of doxorubicin for the potential use in first line treatment of solid tumors in tumor types where increased amounts of standard doxorubicin without rate limiting toxicity would be clinically beneficial. Preliminary animal studies indicate:

* improved efficacy over standard doxorubicin at equal dosing levels
* enhanced tumor permeation as indicated by histological evidence
*   reduced toxicity over standard doxorubicin

Due to resource limitations and the need to focus on a limited number of opportunities, this project is currently on hold and subject to funding. It is not anticipated that this product will advance to clinical development until 1999 at the earliest.

Amlexanox Mucositis - Mucositis is often a significant complication of chemotherapy and can be severe enough to limit therapy. In addition to causing debilitating pain, which adversely affects the patients' ability to eat and speak, mucositis may promote portals of entry for harmful microorganisms in patients whose immune systems can often be compromised. Any treatment that would accelerate their healing and/or diminish their rate of appearance would have a significant beneficial impact on the quality of life of these patients and may allow for more aggressive chemotherapy. Mucositis appears to have many clinical similarities to oral aphthous ulcers and since amlexanox has been proven to accelerate their healing, the Company believes it could also have clinical benefit in chemotherapy-induced mucositis. Therefore, amlexanox is now in Phase I clinical studies for this indication with a new, more suitable formulation for this disease. These studies are being conducted by our partner, Block Drug Company. The Company will be entitled to a royalty on any future sales.

Development Programs MRI Imaging Agents

Preoperative diagnostic imaging technologies are used to determine the existence and the extent of disease. The principal diagnostic imaging technologies are CT Scanning and Magnetic Resonance Imaging ("MRI"). Both methods produce images that show anatomic boundaries between the tissue suspected of being malignant and the surrounding tissue, to reveal potential disease. Neither method gives information allowing a clear distinction of malignant from nonmalignant tissue. A more recently developed technology, immunoscintigraphy, uses a gamma ray detection camera externally to identify internally localized radiolabeled antibodies potentially specific to certain cancers. Although immunoscintigraphy with certain radiolabeled antibodies appears capable of distinguishing malignant tumors from nonmalignant lesions and surrounding tissues, none of the external imaging technologies, including immunoscintigraphy, is effective in consistently identifying primary tumors smaller than one centimeter, in precisely locating the site or margins of the tumor, in consistently identifying all metastatic tumor nodules, or in distinguishing pre-invasive from functionally invasive tumor behaviors.

The currently available contrast agents for MRI are nonselective gadolinium based extracellular agents predominantly used in imaging the central nervous system.

Access is focused on expanding the utility of MRI imaging to include body imaging by developing a site-selective intravenous contrast agent with improved localization and performance outside as well as within the central nervous system. Access believes that improved site selectivity, longer site contrast with rapid blood clearance, the ability to clearly delineate tumor boundaries and metastases and the opportunity to obtain additional valuable information on prognosis, function, therapeutic response monitoring and anatomy at high resolution, could be major competitive advantages of the technology.

Access has formulated a site selective, MRI Contrast Agent for the detection, staging and monitoring of tumors. Access entered a collaboration with the Dow Chemical Company for the development of products incorporating Dow's chelation technology and Access' Bio-Responsive-TM Polymers. The collaboration is focused on the development of MRI contrast agents and radiopharmaceutical diagnostic and therapeutics.
The agreement provides Access with extensive chelation technology, chelation chemistry and assistance over a broad range of research and development activities. Dow Chemical is actively participating in the development of the product candidates.

Patents

Access believes that the value of technology both to Access and to potential corporate partners is established and enhanced by its broad intellectual property positions.
Consequently, Access already has issued and seeks to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark
Office and, when appropriate, with the Paris Convention's
Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for its inventions and prospective products.

A United States patent has issued and two European patents are pending for the use of zinc as a pharmaceutical vehicle for enhancing the penetration and retention of drug in the skin. The patent covers the method of inducing a reservoir effect in skin and mucous membranes to enhance penetration and retention of topically applied therapeutic and cosmetic pharmacologically active agents. The patent also relates to topical treatment methods including such reservoir effect enhancers and to pharmaceutical compositions containing them.

Access acquired the license to two patent applications for polymer platinum compounds. These two patent applications are the result of a collaboration between the Company and the School of Pharmacy, University of London, from whom the technology has been licensed. The patents include a number of synthetic polymers, including hydroxypropylmethacrylamide and polyamidoamines, that can be used to exploit enhanced permeability and retention and control drug release. The patent application includes a pharmaceutical composition for use in tumor treatment comprising polymer-platinum compound through linkages which are designed to be cleaved under selected conditions to yield a platinum which accumulates at a tumor site. The patent applications also include methods for improving the pharmaceutical properties of platinum compounds.

Access has recently acquired one U.S. patent and three patent applications (two U.S. and one European) in condensed-phase microparticles. These patents are licensed from the Mayo Clinic and were acquired by Access through the merger with Tacora in December 1997. This technology is based on the Smart Polymer Matrices of Secretory Granules from secretory cells such as the mast cell or goblet cell. The technology has the following properties to control the storage and release of molecules within the body: 1) encapsulation of high concentration of small molecules, nucleotides and proteins; 2) highly stable storage medium for a variety of naturally occurring biological molecules; and 3) release of stored products in response to environments, external or internal signals to ensure correct location, timing and concentration of secreted products in the body.

Access holds U.S. and European patents with broad composition of matter claims encompassing glycosaminoglycan, acidic saccharide, carbohydrate and other endothelial binding and targeting carriers in combination with drugs and diagnostic agents formulated by both physical and chemical covalent means. Nine patents have issued commencing in 1990 (eight U.S. and one European) and an additional five patent applications are pending (two U.S. and three European).

These patents and applications relate to the in vivo medical uses of drugs and diagnostic carrier formulations which bind and cross endothelial and epithelial barriers at sites of disease, including but not limited to treatment and medical imaging of tumor, infarct, infection and inflammation. They further disclose the body's induction of endothelial, epithelial, tissue and blood adhesins, selectins, integrins, chemotaxins and cytotaxins at sites of disease as a mechanism for selective targeting, and they claim recognized usable carrier substances which selectively bind to these induced target determinants.

Access has a strategy of maintaining an ongoing line of continuation applications for each major category of patentable carrier and delivery technology. By this approach, Access is extending the intellectual property protection of its basic targeting technology and initial agents to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.

Government Regulations

Access is subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of Access' formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern the testing, manufacturing, safety, labeling, storage, shipping and record keeping of Access' products. The FDA has the authority to approve or not approve new drug applications and inspect research and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer's facilities and methods conform to the FDA's Code of Good Manufacturing Practices ("GMP") regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an IND with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence, and the FDA approval of an NDA prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages as well as preliminary evidence of efficacy in humans. Phase II involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found effective in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit or risk index of the investigational drug in relationship to the disease treated. The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of doing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take a considerable time period and there is no guarantee that an NDA will be approved. Hence, Access cannot with any certainty estimate how long the approval cycle may take.

Access is also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical and biotechnology industry is highly competitive. Most pharmaceutical and biotechnology companies have considerably greater research and development, financial, technical and marketing resources than Access. Although Access' proposed products utilize a novel drug delivery system, they will be competing with established pharmaceutical companies' existing and planned new product introductions and alternate delivery forms of the active substance being formulated by Access.

A number of companies are developing or may, in the future, engage in the development of products competitive with the Access delivery system. Currently, liposomal formulations being developed by Nexstar, Inc., The Liposome Company, Inc. and Sequus Pharmaceuticals, Inc. are the major competitive intravenous drug delivery formulations which utilize similar drug substances. A number of companies are developing or evaluating enhanced drug delivery systems. Access expects that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative delivery system technologies achieve certain if not identical advantages.

The principal current competitors to Access' polymer targeting technology fall into two categories: monoclonal antibodies and liposomes. Access believes that its technology potentially represents a significant advance over these older technologies because its technology provides a system with a favorable pharmacokinetic profile which has been shown to effectively bind and cross neovascular barriers and to penetrate the major classes of deep tissue and organ disease, which remain partially inaccessible to other technologies.

Even if Access' products are fully developed and receive required regulatory approval, of which there is no assurance, Access believes that its products can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area. Consequently, Access does not currently plan to establish an internal marketing organization. By forming strategic alliances with major pharmaceutical and diagnostic medical imaging companies, management believes that Access' development risks should be minimized and the technology will potentially be more rapidly developed and successfully introduced into the marketplace.

Employees

As of August 7, 1998 Access has 14 full time employees, seven of whom have advanced scientific degrees. Access believes that it maintains good relations with its personnel. In addition, to complement its internal expertise, Access contracts with scientific consultants, contract research organizations and university research laboratories that specialize in various aspects of drug development including toxicology, sterility testing and preclinical testing to complement its internal expertise.

Operations Prior to January 1996

Access operated as Chemex prior to the Merger, which occured on January 25, 1996. On September 14, 1995, at a Special Meeting of Stockholders, the Chemex Stockholders approved the sale of its rights to amlexanox to Block, while retaining the right to receive royalties from future sales of amlexanox. As consideration for the sale of the Company's share of amlexanox, Block (a) made a nonrefundable up-front royalty payment of $2.5 million; (b) is obligated to pay Access $1.5 million as a prepaid royalty at the end of the calendar month during which Block together with any sublicensee has achieved cumulative worldwide sales of amlexanox oral products of $25 million; and (c) after the payment of such $1.5 million royalty, is obligated to pay royalties to Access for all sales in excess of cumulative worldwide sales of amlexanox oral products of $45 million, as calculated pursuant to the terms of the agreement.

Properties

Access maintains one facility of approximately 9,100 square feet of administrative offices and laboratories in Dallas, Texas. Access has a lease agreement for the facility, which terminates in November 2002. However, the Company has an option for early termination. Adjacent space is available for expansion which the Company believes would accommodate growth for the foreseeable future.

Legal Proceedings

Access is not a party to any legal proceedings.

                              MANAGEMENT

Executive Officers and Directors
--------------------------------

The directors and executive officers of the Company are as follows:


Herbert H. McDade, Jr.          71   Chairman of the Board of Directors

Kerry P. Gray                   45   President, Chief Executive Officer,
                                     Treasurer, Director

J. Michael Flinn                64   Director

Stephen. B. Howell. M.D.        53   Director

Max Link, Ph.D.                 57   Director

W. Eric Bowditch                52   Vice President Business Development

Stephen B. Thompson             45   Chief Financial Officer

Richard G. Van Inwegen, Ph.D.   53   Vice President
Preclinical & Clinical Development


Business and Experience of Directors and Executive Officers
--------------------------------------------------
The Board of Directors of the Company is divided into three classes. Members of each class serve a term of three years until the respective annual meeting of stockholders and election and qualification of their successors. Dr. Max Link is the sole member of Class 1 and his term expires upon the Annual Meeting of Stockholders in 1999. Stephen B. Howell, MD is the sole Class 2, director to serve as such until his successor is elected and qualified in 2000. Messrs. Gray, McDade and Flinn are Class 3 directors, to serve as such until the 2001 Annual Meeting of Stockholders and until their successors shall be elected and qualified. Each officer of the Company is selected by the Board of Directors for a term of one year. There is no family relationship among any of the Directors or Executive Officers.

Mr. Herbert H. McDade, Jr. was elected a Director of the Company in January 1988 and presently is Chairman of the Board of Directors. In February 1989, he was elected Vice-Chairman of the Board of Directors and Chief Executive Officer of the Company. In June 1989, he was elected Chairman of the Board of Directors and Treasurer in addition to his responsibilities as Chief Executive Officer, and from 1990 to January 1996 he was President of the Company. Mr. McDade served in such capacities until January 25, 1996. He is also a member of the Audit & Finance Committee of the Board of Directors. He is currently President and Chief Executive Officer of the Thoma Corporation, a closely-held health care consulting company. In addition, he also serves on the Boards of CytRx Corporation, Shaman Pharmaceuticals, Inc., Discovery Laboratories, Inc. and Clarion Pharmaceuticals, Inc. From 1986 to 1987 he served as Chairman of the Board of Directors and President of Armour Pharmaceutical Co., a wholly-owned subsidiary of Rorer Group, Inc. Prior to 1986 he served for approximately 13 years in various executive positions at Revlon, Inc., including President of the International Division of the Revlon Health Care Group from 1979 to 1986. He was also previously associated for twenty years in various executive capacities with The Upjohn Company. From January 1989 to July 1995 he served on the Board of Access Pharmaceuticals, Inc., a Texas corporation ("API").

Mr. Kerry P. Gray has been President and a Chief Executive Officer and a Director of the Company since January 25, 1996. Prior to such time, from June 1993, he served as President and Chief Executive Officer of API. Previously, Mr. Gray served as Vice President and Chief Financial Officer of PharmaSciences, Inc., a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand of Rhone-Poulenc Rorer, Inc. Prior to the Rorer/Rhone Poulenc merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. Previously, from January 1986 to May 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served in that same capacity for the Revlon Health Care Group of companies before their acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions in Revlon Health Care Group. Mr. Gray's experience in the pharmaceutical industry totals 23 years.

Mr. J. Michael Flinn has served as a Director of the Company since 1983. He also is a member of the Audit & Finance, Nominating and Compensation Committees of the Board of Directors. Since 1970 he has been an investment counselor. Currently he is a consultant to the Operations Group of United Asset Management. Previously from 1970 to 1996 he was a principal with the investment counseling firm of Sirach Capital Management, Inc. He assisted in the management of pension, profit sharing, individual, corporate and foundation accounts totaling over $6.5 billion. He serves as a board member of Oridigm Corporation, Lonesome Dove Petroleum and Carroll College.

Max Link, Ph.D. has been a director of the Company since June 1996. He also is a member of the Compensation and Nominating Committees of the Board of Directors. He has held a number of executive positions with pharmaceutical and health care companies. Most recently, he served as Chief Executive Officer of Corange Limited, from May 1993 until June 1994. Prior to joining Corange, Dr. Link served in a number of positions with Sandoz Pharma Ltd., including Chief Executive Officer, from 1987 until April 1992, and Chairman, from April 1992 until May 1993. Dr. Link currently serves on the board of directors of eight other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Cell Therapeutics, CytRx Corporation, Discovery Laboratories, Inc., Human Genome Sciences, Inc, Procept, Inc., Protein Design Labs, Inc. and Sulges Medica, Ltd. Dr. Link received his Ph.D. in Economics from the University of St. Gallen in 1970.

Stephen B. Howell, M.D. has served as a Director of the Company since November 4, 1996. Dr. Howell is a professor of medicine at the University of California, San Diego, and Director of the Clinical Investigation and Development Therapeutics program of the UCSD Cancer Center. Dr. Howell is a recipient of the Milken Foundation prize for his contributions to the field of cancer chemotherapy. He also serves on the National Research Council of the American Cancer Society and the editorial boards of several medical journals. Dr. Howell also serves on the Board of Directors of DepoTech Corporation and Beacon Laboratories.

Mr. W. Eric Bowditch has been Vice President Business Development of the Company since June 1996. He has over 25 years experience in the pharmaceutical industry. From 1992 to 1996, he was with Ohmeda Pharmaceutical Products Division Inc., a company focused on anesthesia and acute care pharmaceuticals, as Director Business Development. From 1986 to 1991, Mr. Bowditch was Worldwide Director, Strategic Marketing and Business Development with Rhone-Poulenc Rorer. Previously, Mr. Bowditch held a number of marketing and business development positions with Revlon Healthcare Group, Squibb and Boehringer Ingelheim in the UK.

Mr. Stephen B. Thompson has been Chief Financial Officer of the Company since January 25, 1996. Previously from 1990 to 1996 he was Controller and Administration Manager of API. From 1989 to 1990, he was Controller of Robert E. Woolley, Inc. a hotel real estate company where he was responsible for accounting, finances and investor relations. Previously, from 1985 to 1989, he was Controller of OKC Limited Partnership, an oil and gas company where he was responsible for accounting, finances and SEC reporting. Between 1975 and 1985 he held various accounting and finance positions with Santa Fe International Corporation.

Richard G. Van Inwegen, Ph.D. joined the Company in May 1996 as Vice President Pre-Clinical and Clinical Development. Prior to joining Access he was with Chemex from 1991 to 1995 as Vice President of Clinical Research. From 1990 to 1991, Dr. Van Inwegen held the position with Roberts Pharmaceuticals as assistant director of clinical research. From 1976 to 1989 he held the position with the Rorer Group Inc. as department manager of immunology specializing in hypersensitivity and with the Revlon Health Care Group he held positions in various areas of pharmaceutical research and development. He holds a B.A. in biology and an M.A. in cell physiology from State University of New York, Binghampton, and a Ph.D. from the University of Illinois in physiology.

Compliance with Section 16(a) of the Securities Act of 1934
------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Executive officers and persons who own more than ten percent of a registered class of the Company's equity securities ("10% holders"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and 10% holders are required by SEC regulation to furnish the Company with copies of all of the Section 16(a) reports they file.

Based solely on a review of reports furnished to the Company or written representatives from the Company's Directors and executive officers during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its Directors, officers and 10% holders for such year were complied with.

Director Compensation

Each Director who is not an employee of the Company receives a quarterly fee of $1,250, plus $1,000 for each board meeting which he attends and $500 for each committee meeting he attends as a member of the Audit and Finance, Nominating and/or Compensation Committees. Each Committee Chairman also received $250 for each meeting he attends.

During 1996 and 1997, Thoma Corporation, of which Mr. McDade is a principal, was paid an aggregate amount of $72,000 and $60,000, respectively in consulting fees.

                        EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid by the Company to the CEO and each of the most highly compensated executive officers of the Company whose aggregate salary and bonus exceeded $100,000 for services rendered in all capacities to the Company for the years ended December 31, 1997 and 1996. None of the current executives were executive officers of the Company in 1995.

                    Summary Compensation Table

                                                            Long-term
                              Annual Compensation          Compensation
                             ----------------------          Awards
     Name and                                         Securities Underlying  All Other
 Principal Position          Year   Salary   Bonus         Options (#)        Compens.
--------------------------   -----  -------- --------      ------------    ----------
Kerry P. Gray                1997   $221,025  $     0               0        $   573 (4)
President and CEO (1)        1996    201,250        0          10,000          2,616 (4)

W. Eric Bowditch             1997   $135,243  $11,271           1,500        $27,671 (5)
Vice President Business      1996     69,360        0           3,500              0
Development (2)

Richard G. Van Inwegen, PhD  1997   $119,850  $ 3,400               0        $     0
Vice President Clinical and  1996     78,400        0           3,500         97,073 (6)
  Preclinical Development (3)


(1) Mr. Gray, President and CEO, became an officer of the Company on January 25, 1996. Previously he held the same position at API.

(2) Mr. Bowditch, Vice President Business Development, became an officer of the Company on June 21, 1996.

(3)   Dr. Van Inwegen, Vice President Clinical and
Preclinical Development, became an officer of the Company on June 21, 1996.

(4) The Company paid Mr. Gray for certain expenses for life insurance in the amount of $573 for 1997 and for life insurance and long-term disability in the aggregate amount of $2,616 for 1996.

(5) The Company paid Mr. Bowditch for reimbursement of moving expenses, selling and purchasing housing costs in the aggregate of $27,671 in 1997.

(6) The Company paid Dr. Van Inwegen reimbursement of moving expenses, selling and purchasing housing costs in the aggregate of $51,773 in 1996. Dr. Van Inwegen was also paid consulting fees of $45,300 in 1996 before he was employed by the Company.

Options Grants in 1997

The following table provides information regarding stock options granted to the named executive officers during 1997.


            INDIVIDUAL OPTION GRANTS IN LAST FISCAL YEAR


                                   Percent of
                                 Total Options
                      Number of    Granted to
                     Securities   Employees in
                     Underlying     Fiscal       Exercise  Expiration
      Name            Options        Year         Price      Date
-----------------    ---------    ----------    ---------  ---------
W. Eric Bowditch (1)  1,500         23%          $13.20     04/15/07

(1) Mr. Bowditch's options became exercisable upon the consummation of a transaction between the Company and Strakan Limited in February 1998.

(2) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. There is no assurance that the assumed 5% and 10% annual rates of appreciation (compounded annually) will actually be realized over the term of the option. The assumed 5% and 10% annual rates are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.

Options Exercise and Year-End Value Table

This table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997. Also reported are the values of "in-the-money" stock options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's common stock.


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END
                                 OPTION VALUES

                                                Number of         Value of
                                         Securities Underlying Unexercised In-
                                               Unexercised       The Money
                Number of                      Options (#)     Options($) (1)
              Shares Acquired     Value        Exercisable/    Exerciseable/
   Name        On Exercise (#)  Realized ($)   Unexercisable   Unexercisable
-------------- --------------  ------------    -------------   ------------
K.  Gray           -                 -          3,750 / 6,250    $0 / $0
W. Bowditch        -                 -          3,250 / 1,750    $0 / $0
R. Van Inwegen     -                 -          4,528 / 1,750    $0 / $0


(1) Amounts disclosed in these columns do not reflect amounts actually received by the named executive officers but are calculated based on the difference between fair market value of the Company's Common Stock at the end of 1997, as determined by the closing price of the stock on the OTC Bulletin Board, less the exercise price payable for such shares, in accordance with the rules and regulations adopted by the Securities and Exchange Commission.

Compensation Pursuant to Agreements and Plans

Employment Agreements

The Company is party to an employment agreement (the "Employment Agreement") with Mr. Kerry Gray which expires March 31, 2001 and thereafter may be automatically renewed for successive one-year periods. Under this agreement, Mr. Gray is currently entitled to receive an annual base salary of $240,429 subject to adjustment by the Board of Directors. Mr. Gray is eligible to participate in all Company employee benefit programs available to executives. Mr. Gray is also eligible to receive: i) a bonus payable in cash and common stock related to the attainment of reasonable performance goals specified by the Board of Directors; ii) stock options at the discretion of the Board of Directors; iii) long-term disability insurance to provide compensation equal to at least 60% of his annual base salary; and, iv) term life insurance coverage of $400,000.

Mr. Gray is entitled to certain severance benefits in the event that his employment is terminated by the Company without cause or by Mr. Gray following a change of control.
In the event the Employment Agreement is terminated for any reason by the Company, other than for cause, Mr. Gray would receive the salary due for the remaining term of the agreement or 18 months, whichever is longer. The Company will also continue benefits for such period. In the event that Mr. Gray's employment is terminated within six months following a change in control or by Mr. Gray upon the occurrence of certain events following change in control, Mr. Gray would receive two years salary and his target bonus. The Company will also continue benefits for such period. The Employment Agreement contains a covenant not to compete with the Company for up to 18 months following the termination date.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. David Ranney. Dr. David Ranney, a former director and officer of Access, beneficially owns 457,380 shares of Common Stock, which represents 13.4% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." Dr. Ranney and Access have entered into a Stockholder's Agreement providing for, among other matters, (1) certain rights of Dr. Ranney to be nominated or to have his nominee nominated for election to the Board of Directors of Access at any election of Access Directors; (2) so long as Dr. Ranney beneficially owns 15% or more of the issued and outstanding stock of the Company he agrees to vote all such shares for which he has voting power on any proposal presented to the stockholders of the Company in the manner recommended by a majority of the Board of Directors, as defined; and, (3) a right of first refusal of Dr. Ranney to license or purchase certain technology and intellectual property of Access under certain conditions.

The intellectual property around which API was founded was originally licensed by API, by way of a License Agreement from the inventor and principal shareholder Dr. David Ranney. A Patent Purchase Agreement dated April 5, 1994, (the "Patent Purchase Agreement") terminated the License Agreement and provided for assignment of the rights to the original patents to Access. The terms of the Patent Purchase Agreement were amended effective January 23, 1996, reducing the minimum royalty payments due to Dr. Ranney. This agreement was subsequently modified on March 5, 1998 with all rights to the patents transferred to the Company and the elimination of any future obligation to make any payments including elimination of royalty payments. Additional patents covering the technology were purchased from the University of Texas system on October 31, 1990 and applied for directly by Access. The technology was developed by Dr. Ranney during his tenure at the University of Texas Southwestern Medical School which retains a royalty free non-exclusive right to use the patent rights for its own research, teaching and other educationally-related purposes.


Dr. Ranney signed an agreement whereby all rights, title and interest in and to all inventions and confidential information became the sole and exclusive property of the Company as of May 31, 1998.

Herbert McDade. In consideration for the termination of his employment with Access, Mr. McDade and Access entered into an agreement on October 4, 1995, pursuant to which, among other things, (i) Mr. McDade became a consultant to Access, providing consulting services to Access at least four days each month; (ii) Mr. McDade is paid a base of $1,500 per day of consulting; and (iii) the period for exercise of all options and SARs owned by Mr. McDade was extended from three months after the termination of his employment with Access to the expiration of the option or SAR. During 1996 and 1997, Thoma Corporation, of which Mr. McDade is a principal, was paid an aggregate amount of $72,000 and $60,000, respectively in consulting fees.

                  DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share, and 2,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), which may be issued in one or more series.

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to 2.1 million.

Common Stock

As of July 31, 1998, there were 3,426,695 shares of Common
Stock outstanding and held of record by approximately 5,000 stockholders.

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of Directors. This means that in the voting at the Annual Meeting each stockholder, or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Selling Stockholders in this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar of the Common Stock is American Stock Transfer & Trust Company, New York, New York.


Delaware Law and Certain Charter and By-Law Provisions

Certain anti-takeover provisions. Access is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statue contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's

Certificate of Incorporation or Bylaws.

The Certificate of Incorporation of Access provides that the directors of the corporation shall be divided into three classes, with the terms of each class to expire on different years.

In addition, the Certificate of Incorporation of Access, in order to combat "greenmail," provides in general that any direct or indirect purchase by Access of any of its voting stock (or rights to acquire voting stock) known to be beneficially owned by any person or group which holds more than five percent of a class of its voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of "greenmail" may tend to discourage or foreclose certain acquisitions of Access' securities which might temporarily increase the price of Access' securities. Discouraging the acquisition of a large block of Access' securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of Access through large acquisitions of its securities will not be able to resort to "greenmail" should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Elimination of Monetary Liability for Officers and Directors

Access' Certificates of Incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of Director's duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws. Access' Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist Access in attracting and retaining qualified individual to serve as Directors.

Indemnification of Officers and Directors

Access' Certificate of Incorporation also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. Access believes that these provisions will assist Access in attracting or retaining qualified individuals to serve as Directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to the Company, the following table sets forth certain information with respect to the beneficial ownership of Common Stock as of July 31, 1998 by (i) each person who is known by the Company to beneficially own more than five percent of the Common Stock; (ii) each director of the Company; (iii) each of the executive officers; and (iv) all executive officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.


                    Common Stock Beneficially Owned
                    -------------------------------
         Name                        Number of Shares (1)  % of Class
----------------------------------   --------------------  ----------
Herbert H. McDade. Jr.(2)                49,738                1.4%
Kerry P. Gray                            53,540                1.6%
J. Michael Flinn (3)                      2,975                  *
Stephen B. Howell (4)                     2,750                  *
Max Link                                  2,000                  *
W. Eric Bowditch                          2,000                  *
Stephen B. Thompson                       2,023                  *
Richard G. Van Inwegen (5)                4,595                  *
David F. Ranney (6)                     457,380               13.4%
Richard Stone (7)                       208,377                5.9%
Nicholas Madonia, Individually
   and as Trustee (8)                   258,521                7.4%
All Directors and Executive Officers
as a group (consisting of 8 persons)    119,620                3.5%

----------------------------------------------------------------------
* Less than 1%

(1) Includes Common Stock held plus all options and warrants exercisable within 60 days after July 31, 1998.
Unless otherwise indicated, the persons listed have sole voting and investment powers with respect to all such shares.

(2) Including presently exercisable options for the purchase of 16,031 and 7,591 SARs exercisable pursuant to the 1987 Stock Option Plan.

(3) Including presently exercisable options for the purchase of 2,500 shares of Common Stock pursuant to the 1987 Stock Option Plan

(4) Including presently exercisable options for the purchase 750 shares of Common Stock pursuant to the 1987
Stock Option Plan.

(5) Including presently exercisable options for the purchase of 2,778 shares of Common Stock pursuant to the 1987 Stock Option Plan.

(6)   Dr. David F. Ranney, 3539 Courtdale Drive, Dallas,
Texas, 75234 is known to be the beneficial owner of more than five percent of common stock.

(7) Mr. Richard Stone, 44 West 77th Street, New York, New York, 10024, owns 109,904 shares of Common Stock and has warrants to purchase 98,473 shares of Common Stock at $3.00 per share with expiration dates between April 1 and July 30, 2003.

(8) Mr. Nicholas Madonia owns 940 shares of Common Stock. Mr. Madonia is the trustee of the Sentinel Charitable Remainder Trust ("Sentinel"), 30 Outwater Lane, Garfield, New Jersey, which is known to Access to be the beneficial owner of more than five percent of the Common Stock. In addition to 77,239 shares of Common Stock held by Sentinel, Sentinel has an option to purchase until January 1, 1999, up to 25,000 units at $50.00 per unit. The units consist of 25,000 shares of Common Stock, 25,000 warrants with an expiration date of January 1, 2000 and an exercise price of $125.00 and 10,000 Warrants with an expiration date of January 1, 2000 and an exercise price of $50.00.

Mr. Madonia is also the trustee of the Century Charitable Remainder Trust, the Ocean Charitable Remainder Trust, the Frontier Charitable Remainder Trust, the Beacon Charitable Remainder Trust, the Freedom Charitable Remainder Trust, the Oak Charitable Remainder Trust and the Celestial Charitable Remainder Trust (together, the "Charitable Remainder Trusts"). The Charitable Remainder Trusts are known by Access to be the beneficial owners of an aggregate of 46,511 shares of Common Stock and as such Mr. Madonia, as trustee is deemed to be a beneficial owner of the securities held by them. Mr. Madonia is also the trustee of the Blech Family Trust, beneficial owner of 146,194 shares of Common Stock, and as such may be deemed to be a beneficial owner of the securities held by it. Mr. Madonia disclaims beneficial ownership of all shares held by the trusts. The information set forth in this footnote is based on a Schedule 13D filed by Mr. Madonia on April 9, 1997.

                           SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 30, 1998 and as adjusted to reflect the sale of the Common Stock offered hereby, by each of the Selling
Stockholders.

Except as indicated below, none of the Selling Stockholders has had any position, office or other material relationship within the past three years with the Company or its affiliates.

                                     Shares                       Shares to be
                                  Beneficially                    Beneficially
                                  Owned Prior       Shares        Owned After
Name of Selling Stockholder     to Offering (1,3)  Offered (2,3)   Offering
-------------------------------  ----------------  -------------  -----------
Alexander Hasenfeld Inc. Profit
  Sharing Plan                       16,667             16,667              0
David P. and Meredith C. Ash        116,656 (4)        116,656 (4)          0
David Bartash IRA Rollover           16,666 (4)         16,666 (4)          0
Bergen Fonds ASA                     83,332 (4)         83,332 (4)          0
Darryl D. Berger                     33,333             33,333              0
Harry J. Blumenthal, Jr.             25,000             25,000              0
Bernice Brauser                      66,666             66,666              0
David R. Burrus                     166,666            166,666              0
Marcia R. Carson                      7,750              7,750              0
Central Yeshiva Beth Joesph         166,664 (4)        166,664 (4)          0
Yehudah B. Cohn                       5,000              5,000              0
F. Joseph Daugherty (6)               7,176              7,176              0
The Dow Chemical Company             40,000             40,000              0
David L. Engel                       16,666 (4)         16,666 (4)          0
F&N Associates                        8,333              8,333              0
Zvi Farber                            8,333              8,333              0
Sandra M. Feingerts, Jacques L.
  Wiener, Tenants-In-Common          33,333             33,333              0
Theodore Friedman                   100,000            100,000              0
Paul J. Gardella                     33,332 (4)         33,332 (4)          0
Gross Foundation, Inc.              166,666 (4)        166,666 (4)          0
Mark and Amy Halper                  49,998 (4)         49,998 (4)          0
Hasenfeld Stein Inc. Pension Trust   16,667             16,667              0
Jerry Heymann                        20,000             20,000              0
Kerri Hoddinott                      33,333             33,333              0
Malcolm Hoenlein                      7,000              7,000              0
Thomas F. Hudak                      66,664 (4)         66,664 (4)          0
ITEX Company                         66,666             66,666              0
Eli Jacobson                         17,000             17,000              0
Kentucky National Insurance Co.      16,667             16,667              0
Neal Kozodoy                          3,000              3,000              0
Monte M. Lemann                      10,000             10,000              0
George Lichtenstein                  25,000             25,000              0
Nathan Low                           96,948 (4)         96,948 (4)          0
Donald J. McCarren (6)               10,101             10,101              0
Gary S. Mendel                        8,000              8,000              0
Howard P. Milstein                  166,666            166,666              0
Peter Mezan                          17,000             17,000              0
Adele A. Morreale                     5,000              5,000              0
Justin P. Morreale                   33,332 (4)         33,332 (4)          0
George J. Newton, III                33,333             33,333              0
Denis J. Neyden                      66,666 (4)         66,666 (4)          0
Aron Rovner                           1,666              1,666              0
David M. Rozen                       38,014             30,000          8,014

                                  36

Rutgers Casualty Insurance Co.       16,667             16,667              0
David Sabey                           7,176              7,176              0
Jay Schottenstein                    83,333             83,333              0
Stefan Shoup                         17,000             17,000              0
Nachum Stein                          8,333              8,333              0
David Stone                          66,666             66,666              0
Richard Stone                       208,377 (4)        208,377 (4)          0
Alan Swerdloff                        5,959 (5)          5,959 (5)          0
William D. Teate, Jr.                 5,000              5,000              0
Mervin L. Trail, M.D.                33,333             33,333              0
Preston Tsao                         11,015 (5)         11,015 (5)          0
Nelson Tuchman                       50,000             50,000              0
Elizabeth van Merkensteijn            8,892              5,000          3,892
William A Carter, Jr. Trust
  Dated 8/21/97                       3,500              3,500              0


(1) Except as provided herein, the Company believes, based on information provided by the Selling Shareholders, that each Selling Stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, or (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company has agreed to pay certain expenses incident to the registration, offering and sale of the Shares to the public hereunder, other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

(3) Includes an aggregate of 399,993 shares issuable upon exercise of warrants.

(4)   Includes shares issuable upon exercise of warrants.

(5)   Represents shares issuable upon exercise of warrants.

(6)   Dr. F. Joseph Daugherty was Chairman of the Board and
Director and Mr. Donald J. McCarren was President, CEO and
Director of Tacora Corporation until December 8, 1997, the date of the merger with Access Holdings, Inc., a subsidiary of the Company.


                          PLAN OF DISTRIBUTION

The sale or distribution of the Shares may be effected directly to purchasers by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market, or (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company will pay all of the expenses incident to the registration, offering and sale of the shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Stockholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.

Certain of the underwriters, dealers, brokers or agents may have other business relationships with the Company and its affiliates in the ordinary course.

                            LEGAL MATTERS

The validity of the Common Stock to be sold in this offering is being passed upon for the Company by Bingham Dana LLP 150 Federal Street, Boston, Massachusetts 02110. Justin P. Morreale, David L. Engel and John J. Concannon, III, partners of Bingham Dana LLP, beneficially own an aggregate of 24,999 shares and 24,999 warrants to purchase shares of Common Stock of the Company.


                                EXPERTS

The financial statements of Access Pharmaceuticals, Inc., as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

The cumulative statements of operations, stockholders' equity and cash flows for the period February 24, 1988 (inception) to December 31, 1994 appearing in this Prospectus and Registration Statement have been audited by Smith, Anglin & Co., independent certified Public Accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given the authority of said firm as experts in accounting and auditing.

                     INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report of KPMG Peat Marwick LLP                     F-2

Independent Auditors' Report of Smith, Anglin and Company                 F-3

Consolidated Balance Sheets at December 31, 1997 and 1996                 F-4

Consolidated Statements of Operations for the three years
  ended December 31, 1997 and the period from February 24, 1998
  (Inception) to December 31, 1997                                       F-5

Consolidated Statements of Stockholders' Equity (Deficit)
  for the period from February 24, 1998
  (Inception) to December 31, 1997                                       F-6

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1997 and the period
  from February 24, 1998 (Inception) to December 31, 1997                F-7

Notes to Consolidated Financial Statements                               F-9



Condensed Consolidated Balance Sheets at June 30, 1998
(unaudited) and December 31, 1997                                        F-21

Condensed Consolidated Statements of Operations (unaudited)
  for the three months ended June 30, 1998 and 1997 and for the six months ended June 30, 1998 and 1997 and the period from
  February 24, 1988 (Inception) to June 30, 1998                        F-22

Condensed Consolidated Statements of Cash Flows (unaudited)
  for the six months ended June 30, 1998 and 1997 and the
  period from February 24, 1988 (Inception) to June 30, 1998            F-23

Notes to Condensed Consolidated Financial Statements (unaudited)        F-24

Independent Auditors' Report


The Board of Directors and Stockholders
Access Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997 and for the period February 24, 1988 (inception) to December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period February 24, 1988 (inception) to December 31, 1997 include amounts for the period from February 24, 1988 (inception) to December 31, 1988 and for each of the years in the six-year period ending December 31, 1994, which were audited by other auditors whose report has been furnished to us and is included herein, and our opinion, insofar as it relates to the amounts included for the period February 24, 1988 (inception) through December 31, 1994, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and report of the other auditors included herein, the consolidated financial statements for the three-year period ended December 31, 1997 referred to above present fairly, in all material respects the financial position of Access Pharmaceuticals, Inc. and subsidiary (a development stage company) as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 and for the period February 24, 1988 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 11 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                            /s/ KPMG Peat Marwick LLP
                                            -------------------------
                                              KPMG Peat Marwick LLP

Dallas, Texas
March 24, 1998, except as
  to Notes 7 (a) and (b), 11 and 12
  which are as of August 28, 1998

Independent Auditors' Report


The Board of Directors and Stockholders
of Access Pharmaceuticals, Inc.:

We have audited the accompanying statements of operations, stockholders' equity and cash flows of Access
Pharmaceuticals, Inc. (a development stage company) for the period February 24, 1988 (inception) through December
31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the period
February 24, 1988 (inception) through December 31, 1994, in conformity with generally accepted accounting principles.

                                            /s/ Smith Anglin & Co.
                                            -----------------------
                                               Smith Anglin & Co.


Dallas, Texas
September 21, 1995

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                     a development stage company

                      CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                   -------------------------
                                                     1997             1996
                                                 -------------   -------------
Assets
-------
Current Assets
   Cash and cash equivalents                     $  438,000       $4,428,000
   Accounts receivable                                1,000            1,000
   Prepaid expenses and other current assets         51,000          190,000
                                                 -----------      -----------
      Total Current Assets                          490,000        4,619,000
                                                 -----------      -----------
   Property and equipment, net (note 5)             422,000          300,000
   Licenses, net (note 1)                           475,000                -
   Other assets                                      60,000            9,000
                                                 -----------      -----------
      Total Assets                               $1,447,000       $4,928,000
                                                 ===========      ===========

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities
      Accounts payable and accrued expenses      $  434,000       $  399,000
      Royalties payable (note 10)                    53,000           50,000
      Accrued insurance premium                      38,000           74,000
      Current portion of obligations
         under capital leases (note 6)              181,000          152,000
                                                 -----------      -----------
         Total Current Liabilities                  706,000          675,000
                                                 -----------      -----------

   Obligations under capital leases,
      net of current portion (note 6)               142,000           83,000
   Unearned revenue (note 3)                              -          110,000
                                                  ----------      -----------
         Total Liabilities                          848,000          868,000
                                                  ----------      -----------

   Commitments and Contingencies (notes 6, 10 & 11)

   Stockholders' Equity (note 7)
     Preferred stock, at December 31, 1997 and
       1996, $.01 par value, authorized
       10,000,000 shares, none issued or
       outstanding respectively                           -                -
     Common stock, $.04 par value, authorized
       3,000,000 shares, 1,630,450 and 1,569,566
       issued and outstanding at December 31, 1997
       and 1996, respectively                        16,000           16,000
     Additional paid-in capital                  20,331,000       19,351,000
     Deficit accumulated during the
        development stage                       (19,748,000)     (15,307,000)
                                                ------------     ------------
         Total Stockholders' Equity                 599,000        4,060,000
                                                ------------     ------------
Total Liabilities and Stockholders' Equity      $ 1,447,000      $ 4,928,000
                                                ============     ============

____________________________________________________
See Accompanying Notes to Consolidated Financial Statements

                  ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                      a development stage company

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Year Ended December 31,   February 24, 1988
                                                                                 (Inception) to
                                                                                December 31, 1997
                                             1997         1996         1995
                                        ------------  ------------  ------------  -------------
Research and development                $         -   $         -   $   690,000   $  2,711,000
Option income                               110,000       167,000             -      2,149,000
Licensing revenues                          325,000             -             -        325,000
                                        ------------  ------------  ------------  -------------
      Total Revenues                        435,000       167,000       690,000      5,185,000
                                        ------------  ------------  ------------  -------------

Expenses
   Research and development               2,433,000     1,405,000       728,000      8,609,000
   General and administrative             1,784,000     1,938,000       641,000      6,863,000
   Depreciation and amortization            162,000       123,000       367,000      1,056,000
   Write-off of excess purchase price       580,000     8,314,000             -      8,894,000
                                        ------------  ------------  ------------  -------------
      Total Expenses                      4,959,000    11,780,000     1,736,000     25,422,000
                                        ------------  ------------  ------------  -------------
Loss From Operations                     (4,524,000)  (11,613,000)   (1,046,000)   (20,237,000)

Other Income (Expense)
   Interest and miscellaneous income        119,000       196,000         5,000        774,000
   Interest expense                         (36,000)      (45,000)      (58,000)      (158,000)
                                        ------------  ------------  ------------  -------------
                                             83,000       151,000       (53,000)       616,000
                                        ------------  ------------  ------------  -------------

Loss Before Income Taxes                 (4,441,000)  (11,462,000)   (1,099,000)   (19,621,000)
Provision for Income Taxes                        -             -             -        127,000
                                        ------------  ------------  ------------  -------------
Net Loss                                $(4,441,000) $(11,462,000)  $(1,099,000)  $(19,748,000)
                                        ============  ============  ============  =============

Basic and Diluted Loss Per Common Share      $(2.80)       $(7.68)       $(1.86)
                                        ============  ============  ============
Weighted Average Basic and Diluted
Common Shares Outstanding                 1,583,785     1,492,278       592,316
                                        ============  ============  ============

-----------------------------------------------------------
See Accompanying Notes to Consolidated Financial Statements

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                      a development stage company


         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                Deficit
                                                                   Additional   Accumulated
                                                Common Stock         Paid-in    During the
                                             Shares      Amount      Capital    Development Stage
                                           ----------  ----------  -----------   -------------
Balance, February 24, 1988                         -    $      -    $       -    $          -
Common stock issued, $6.60 per share          15,000           -       97,000               -
Common stock issued, $1.60 per share           8,000           -       12,000               -
Net loss for the period February 24,
   1988 to December 31, 1988                       -           -            -         (30,000)
                                           ----------  ----------  -----------   -------------
Balance, December 31, 1988                    23,000           -      109,000         (30,000)

Common stock issued, $2.18 per share           4,000           -       29,000               -
Common stock issued, $33.00 per share          4,000           -      124,000               -
Common stock issued, $0.20 per share          97,000       1,000        8,000               -
Net loss for the year                              -           -            -        (191,000)
                                           ----------  ----------  -----------   -------------
Balance, December 31, 1989                   128,000       1,000      270,000        (221,000)

Common stock issued, $60.00 per share          4,000           -      218,000               -
Common stock issued, $156.40 per share        14,000           -    2,225,000               -
Net loss for the year                              -           -            -        (219,000)
                                           ----------  ----------  -----------   -------------
Balance, December 31, 1990                   146,000       1,000    2,713,000        (440,000)

Common stock issued, $60.00 per share              -           -        6,000               -
Contribution of equipment by shareholder           -           -      468,000               -
Net income for the year                            -           -            -         413,000
                                           ----------  ----------  -----------   ------------
Balance, December 31, 1991                   146,000       1,000    3,187,000         (27,000)

Contribution of equipment by shareholder           -           -       89,000               -
Net loss for the year                              -           -            -        (859,000)
                                           ----------  ----------  -----------   ------------
Balance, December 31, 1992                   146,000       1,000    3,276,000        (886,000)

Net loss for the year                              -            -           -      (1,384,000)
                                            ----------  ----------  -----------  ------------
Balance, December 31, 1993                    146,000       1,000   3,276,000      (2,270,000)

Net loss for the year                               -           -           -        (476,000)
                                            ----------  ----------  -----------  -------------
Balance, December 31, 1994                    146,000       1,000   3,276,000      (2,746,000)

Common stock issued, $40.00 per share           1,000           -      50,000               -
Exercise of stock options between
  $0.25 and $1.25 per share                    31,000       1,000     168,000               -
Common stock grants                             4,000           -           -               -
Net loss for the year                               -           -           -      (1,099,000)
                                            ----------  ----------  -----------  -------------
Balance, December 31, 1995                    182,000       2,000   3,494,000      (3,845,000)

Merger                                        951,000      10,000   9,991,000               -
Common stock issued, $14.00 share             429,000       4,000   5,499,000               -
Exercise of stock options/SAR's between
  $0.00 and $0.88 per share                     8,000           -      23,000               -
Warrants issued at $20.00 per share for
  consulting services                              -           -      344,000               -
Net loss for the year                              -           -            -     (11,462,000)
                                           ----------  ----------  -----------   -------------
Balance, December 31, 1996                 1,570,000      16,000   19,351,000     (15,307,000)

                                  F-6

                                                                                 Deficit
                                                                     Additional  Accumulated
                                                 Common Stock          Paid-in   During the
                                             Shares       Amount       Capital   Development Stage
                                           ----------  ----------  -----------   -------------
Common Stock issued, $15,00 share             40,000           -      600,000               -
Common stock issued, $9.20 share              20,000           -      192,000               -
Warrants issued at $12.00 and $18.00
  per share for financial consulting
  services                                         -           -      188,000               -
Net loss for the year                              -           -            -      (4,441,000)
                                           ----------  ----------  -----------   -------------
Balance, December 31, 1997                 1,630,000   $  16,000  $20,331,000    $(19,748,000)
                                           ==========  ==========  ===========   =============

-----------------------------------------------------------
See Accompanying Notes to Consolidated Financial Statements

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                     a development stage company

                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 February 24, 1988
                                                  Year Ended December 31,         (Inception) to
                                            1997          1996          1995     December 31, 1997
                                        ------------  ------------  ------------  -------------
Cash Flows From Operating Activities:
Net Loss                                $(4,441,000) $(11,462,000)  $(1,099,000)  $(19,748,000)
Adjustments to reconcile net loss
  to net cash used in operating
    activities:
  Write off of excess purchase price        580,000     8,314,000             -      8,894,000
  Consulting expense related to
    warrants granted                        188,000       344,000             -        532,000
  Research expenses related to
    common stock granted                    100,000             -             -        100,000
  Depreciation and amortization             162,000       123,000       367,000      1,056,000
  Unearned revenue                         (110,000)     (150,000)      (30,000)      (110,000)
  Change in operating assets
    and liabilities:
     Accounts receivable                     (1,000)        2,000        (3,000)        (2,000)
     Prepaid expenses and other
       current assets                       139,000      (186,000)       16,000        (52,000)
     Other assets                            (1,000)       (7,000)        1,000         (8,000)
     Accounts payable and
       accrued expenses                    (244,000)      354,000        43,000        232,000
                                        ------------  ------------  ------------  -------------
Net Cash Used In Operating Activities    (3,628,000)   (2,668,000)     (705,000)    (9,106,000)
                                        ------------  ------------  ------------  -------------

Cash Flows From Investing Activities:
    Capital expenditures                    (16,000)      (38,000)            -     (1,164,000)
    Sales of capital equipment                6,000             -             -          6,000
    Purchase of Tacora, net of
      cash acquired                        (124,000)            -             -       (124,000)
    Other assets                            (50,000)            -             -        (50,000)
                                        ------------  ------------  ------------  -------------
Net Cash Used In Investing Activities      (184,000)      (38,000)            -     (1,332,000)
                                        ------------  ------------  ------------  -------------

Cash Flows From Financing Activities
    Proceeds from notes payable                   -       118,000       100,000        721,000
    Payments of principal on obligations
      under capital leases                 (178,000)     (127,000)     (117,000)      (454,000)
    Cash acquired in merger with Chemex           -     1,587,000             -      1,587,000
    Proceeds from stock issuances                 -     5,526,000       219,000      9,022,000
                                        ------------  ------------  ------------  -------------
Net Cash (Used In) Provided by
  Financing Activities                     (178,000)    7,104,000       202,000     10,876,000
                                        ------------  ------------  ------------  -------------
Net Increase (Decrease) in Cash
   and Cash Equivalents                  (3,990,000)    4,398,000      (503,000)       438,000
Cash and Cash Equivalents At
   Beginning of Period                    4,428,000        30,000       533,000              -
                                        ------------  ------------  ------------  -------------
Cash and Cash Equivalents at
   End of Period                        $   438,000   $ 4,428,000   $    30,000   $    438,000
                                        ============  ============  ============  =============


Cash Paid for Interest                  $    34,000   $    45,000   $    58,000   $    155,000
Cash Paid for Income Taxes                        -             -             -        127,000

Supplemental disclosure of noncash
    transactions:
  Payable accrued for fixed asset
    purchase                            $         -    $        -   $    47.000   $     47,000
  Elimination of note payable to
    Chemex Pharmaceuticals due to merger          -       100,000             -        100,000
  Stock issued for License on patents       500,000             -             -        500,000
  Equipment purchases financed
    through capital leases                   82,000             -             -         82,000
  Net liabilities assumed in
    acquisition of Tacora
    Corporation (note 1)                    455,000             -             -        455,000

-----------------------------------------------------------
See Accompanying Notes to Consolidated Financial Statements

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements
            Three Years Ended December 31, 1997

(1)  Summary of Significant Accounting Policies:

(a)  Business

Access Pharmaceuticals, Inc. ("Access" or the "Company") is a site-directed drug targeting company using bioresponsive carriers to target and control the release of therapeutic agents into sites of disease activity and clear the non-targeted drug-fraction. The Company operates in a single industry segment.

On December 9, 1997, a wholly-owned subsidiary of the Company merged with Tacora Corporation ("Tacora"), a privately-held pharmaceutical company based in Seattle, Washington, whereby Tacora became a wholly-owned subsidiary of the Company. The Company used the purchase method of accounting for the investment in Tacora. The aggregate purchase price was $739,000 payable $124,000 in cash and $192,000 in stock, representing 20,900 shares of Company common stock and assumption of $239,000 in trade and accrued payables and $184,000 of Tacora's capital lease obligations. Based upon the achievement of certain milestones enumerated in the merger agreement, the Company may be required to issue up to approximately 137,500 shares of common stock of the Company ("Common Stock") to the former stockholders of Tacora. Such shares of Common
Stock are payable at an escalating value over the milestone period. The aggregate purchase price has been allocated to the net assets acquired based on management's estimates of the fair values of assets acquired and liabilities assumed. The excess purchase price over the fair value of Tacora's net identifiable assets of $579,544 was recorded and written off in the fourth quarter of 1997 due to an impairment of the excess purchase price based on estimated future cash flows. Operations have been included in the Company's consolidated financial statements since the date of acquisition. Pro forma disclosure relating to the Tacora acquisition is not presented as the impact is immaterial to the Company.

Access, formerly known as Chemex Pharmaceuticals, Inc.
("Chemex"), merged with Access Pharmaceuticals, Inc., a
Texas corporation ("API") on January 25, 1996.
Shareholders of both companies approved the merger. Under the terms of the merger agreement, API was merged into Chemex with Chemex as the surviving legal entity. Chemex acquired all of the outstanding shares of API in exchange for 695,998 shares of registered common stock of Chemex, a conversion factor of .1912126 Chemex shares for each API share. The fair value of Chemex was $10.0 million. The excess of purchase price over the net assets acquired of $8,313,516 was recorded and written off during the first quarter of 1996 due to an immediate impairment of the excess purchase price. Chemex also changed its name to Access Pharmaceuticals, Inc. and the operations of the merged company are now based in Dallas, Texas.

As a result of the merger and immediately after the merger, the former API Stockholders owned approximately
60% of the issued and outstanding shares of Chemex.
Generally accepted accounting principles require that a company whose stockholders retain the controlling interest in a combined business be treated as the acquiror for accounting purposes. As a consequence, the merger was accounted for as a "reverse acquisition" for financial reporting purposes and API was deemed to have acquired an approximate 60% interest in Chemex. Despite the financial reporting requirement to account for the acquisition as a "reverse acquisition," Chemex remains the continuing legal entity and registrant for Securities and Exchange
Commission reporting purposes.

In March 1996 the Company concluded a $6.0 million private placement of 428,550 shares of common stock.

The Company's products will require clinical trials, U.S.
Food and Drug Administration ("FDA") approval, or approval of similar authorities internationally and acceptance in the marketplace prior to commercialization. Although the Company believes its patents and patent applications are valid, the invalidation of its major patents would have a material adverse effect upon its business. The Company

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements

competes with specialized biotechnology companies and major pharmaceutical companies. Many of these competitors have substantially greater resources than the Company.

The Company is in the development stage and its efforts have been principally devoted to research and development resulting in significant losses since inception on February 24, 1988.

(b)  Principles of Consolidation

The consolidated financial statements include the financial statements of Access Pharmaceuticals, Inc. and Tacora Corporation, a wholly-owned subsidiary. All significant intercompany balances have been eliminated in consolidation.

(c)  Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents for purposes of the statements of cash flows.
Cash and cash equivalents consist primarily of cash in banks and money market funds.

(d)  Property and Equipment

                    Property and equipment are recorded at cost.
Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years. Assets acquired pursuant to capital lease arrangements are amortized over the shorter of the estimated useful lives or the lease terms.

(e)  Patents and Applications

In the fourth quarter of 1995, the Company changed from deferring and amortizing patent and application costs to recording them as expenses as incurred because, even though the Company believes the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain.
Accordingly, the new accounting method has been adopted in recognition of a possible change in estimated future benefits. Since the effect of this change in accounting principle is inseparable from the effect of the change in accounting estimate, such change has been accounted for as a change in estimate in accordance with Opinion No. 20 of the Accounting Principles Board. Future patent and application costs are expected to be expensed since the benefits to be derived therefrom are likely to be uncertain. As a result of the change, the Company wrote down capitalized patent and application costs by approximately $246,000 which amounts were included in depreciation and amortization expense in the accompanying
Statement of Operations for 1995.

(f)  Licenses

The Company recognizes the purchase value of licenses and amortizes them over the estimated useful lives. The
Company acquired a license to certain patents for $500,000 by issuing 40,000 shares of the Company's common stock in 1997. The License is amortized over ten years.
Amortization was $25,000 for the year ended December 31, 1997.

(g)  Revenue Recognition

                    Sponsored research and development revenues are recognized as research and development activities are performed under the terms of research contracts. Advance payments received are recorded as unearned revenue until the related research activities are performed. Option revenues are recognized when the earnings process is completed pursuant to the terms of the respective contract.

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements

(h)  Research and Development Expenses

Research and development costs are expensed as incurred.

(i)  Income Taxes

Tax credits related to research and development and to investments in equipment and improvements are reported as a reduction of income tax expense in the year realized.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)  Net Loss Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.
128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 revised the previous calculation methods and presentations of earnings per share and requires that all prior-period earnings (loss) per share data be restated. The Company adopted SFAS No. 128 in the fourth quarter of 1997 as required by this Statement. In accordance with SFAS No.
128, the Company has presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the year, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the year. All prior period loss per share amounts have been restated in accordance with this Statement.

At December 31, 1997, the Company has options and common stock warrants outstanding (notes 7 & 8). These options and warrants would have resulted in additional weighted average securities, under the treasury stock method, totaling 20,522, 56,691 and 10,197 for the three years ended December 31, 1997, respectively. The potentially dilutive effect of these securities has not been considered in the computation of diluted net loss per common share since their inclusion would be anti-dilutive.

(k)  Use of Estimates

Management of the Company has made a number of estimates and assumptions relative to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(l)  Reclassifications

Certain reclassifications have been made to prior year financial statements to conform with the December 31, 1997 presentation.

(m)  Year 2000 Issue

The Company has developed a plan to modify its information technology to be ready for the year 2000. The Company relies upon PC-based systems and does not expect to incur material costs to transition to Year 2000 compliant systems in its internal operations. The Company does not expect this project to have a significant effect on operations. The Company will continue to implement systems and all new investments

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements

are expected to be with Year 2000 compliant software.

(n)  Stock Option Plans

Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25,
Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the day of grant only if the current market price of the underlying stock exceeded the exercise price.
On January 1, 1996, the Company adopted Statement of
Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant.
Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income (loss) and pro forma earnings
(loss) per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The
Company has elected to continue to apply the provisions of ABP Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(o) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company adopted the provisions of SFAS No. 121,
Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, on January 1, 1996.
This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(p)  Interim Financial Data (Unaudited)

The interim financial data for the six months ended June
30, 1998 and 1997, included in the accompanying consolidated financial statements are unaudited; however, in the opinion of the Company, the interim financial data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The interim financial data are not necessarily indicative of the results of operations for a full fiscal year.

(2)  Related Party Transactions:

Under consulting agreements between Thoma Corporation
("Thoma") and the Company, Thoma receives payments for consulting services and reimbursement of direct expenses.
Herbert H. McDade, Jr., the Chairman of the Board of
Directors of the Company, is an owner of Thoma Corp.
During 1997, 1996 and 1995 Thoma received payments for consulting services of $72,000, $60,000 and $0 respectively. Thoma was also reimbursed for expenses of $6,000, $18,000, and $3,000 respectively, in 1997, 1996 and 1995.

Stephen B. Howell, M.D., Director of the Company receives payments for consulting services and reimbursement of direct expenses. Dr. Howell consulted with the Company in 1997 and received $2,000 in consulting fees and $1,000 in expenses.

On October 4, 1995, Chemex made a loan to API of $100,000 which was evidenced by a 7% promissory note. In addition, Chemex sold the remainder of its fixed assets to API at book value in the fourth quarter of 1995. A payable to Chemex for approximately $47,000 was recorded at December
31, 1995 for these fixed assets. The

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements

loan and payable were both eliminated on January 25, 1996, the date of the merger.

See Note 10 "Commitments", for transactions regarding Dr.
David F. Ranney, a major shareholder of the Company.

(3)  Research and Development Agreements:

On August 1, 1997, the Company entered into an agreement with The Dow Chemical Company ("Dow Chemical") for the development of products incorporating Dow Chemical's chelation technology and Access' Bio-Responsive-TM polymer systems. The collaboration will focus on the development of MRI contrast agents and radiopharmaceutical diagnostics and therapeutics. The advancement of the Access developments in these areas are dependent on securing chelation technology, which encapsulates metals to avoid adverse effects on the body.

The Company entered into a technology evaluation option agreement with a pharmaceutical company. The Company recognized revenue under the agreement as certain milestones were achieved and amounted to $110,000 and $165,000 in 1997 and 1996, respectively. Proceeds received in excess of amounts recognized were accounted for as unearned income. This agreement was terminated March 29, 1996.

On April 26, 1994, the Company entered into agreements, as amended, with Corange International Ltd. (Corange) to develop drugs based on the Company's endothelial binding technology for use in the oncology area. Under the agreements, the Company granted Corange an option for a period up to two years, as defined, to exclusively license worldwide, any oncology agent developed pursuant to the terms of the common research agreement. In 1995, Corange made $495,000 in payments to the Company for sponsored research and development which amounts were recognized as revenue in 1995. In addition, $180,000 of unearned revenue at December 31, 1994 was recognized as revenue in 1995 pursuant to the Corange agreements. The Corange agreements were terminated by Corange on June 30, 1995.

(4)  Fair Value of Financial Instruments

The carrying value of current assets and current liabilities approximates fair value due to the short maturity of these items.

(5)  Property and Equipment:

Property and equipment, of which a majority is held under capital leases, consists of the following:

                                                      December 31,
                                                  --------------------
                                                   1997          1996
                                              -------------  -------------
Laboratory equipment                          $    852,000   $    448,000
Laboratory and building improvements                25,000         23,000
Furniture and equipment                            170,000        114,000
                                              -------------  -------------
                                                 1,047,000        585,000
Less accumulated depreciation
   and amortization                                625,000        285,000
                                              -------------  -------------
Net property and equipment                    $    422,000   $    300,000
                                              =============  =============

Depreciation and amortization on property and equipment was $137,000, $123,000, and $115,000 for the years ended
December 31, 1997, 1996 and 1995, respectively.

(6)  Leases:

At December 31, 1997, future minimum lease payments under capital lease obligations and commitments under noncancelable operating leases were as follows:

           ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                  (a development stage company)

              Notes To Consolidated Financial Statements


                                    Capital leases  Operating leases
                                      -------------  -------------
1998                                   $   211,000    $    77,000
1999                                       126,000         81,000
2000                                        31,000         85,000
2001                                             -         90,000
2002                                             -         85,000
                                       ------------  -------------
Total future minimum lease payments        368,000    $   418,000
Less amount representing interest           45,000   =============
                                       ------------
Present value of minimum capital
  lease payments                           323,000
Less current portion                       181,000
                                       ------------
Obligations under capital leases,
    Excluding current portion          $   142,000
                                       ============

The Company leases certain office and research and development facilities under an operating lease. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $74,000, $69,000 and $59,000, respectively.

In September 1994, pursuant to a sales leaseback transaction, the Company sold substantially all of its property and equipment for $426,000, which amount equaled the net book value of the property and equipment sold. The lease agreement is classified as a capital lease with an initial minimum obligation of $426,000, payable in 42 monthly installments plus interest. The agreement allows for the purchase of the equipment at the end of the lease term for $43,000, which management intends to purchase in April 1998. The Company also issued a warrant to the lessor for the purchase of 6,795 shares of the Company's common stock at an exercise price of $3.00 per share, subject to adjustment, as part of the transaction (see
Note 7).

(7)  Stockholders' Equity:

(a)  Preferred Stock

The Company was authorized to issue 10,000,000 shares of $0.01 par value preferred stock, none of which was issued or outstanding at December 31, 1997 or 1996. On June 18, 1998, the shareholders approved the change from 10,000,000 to 2,000,000 shares in the authorized number of shares.

(b)  Common Stock

The Company was authorized to issue 3,000,000 shares of $0.01 par value common stock, 1,630,450 of which was issued or outstanding at December 31, 1997. No dividends have been paid or declared by the Company since its inception.

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements


recapitalization, approved by the shareholders of the Company, on April 14, 1998, through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to 2.1 million.

The accompanying Statement of Stockholders' Equity, all share numbers and loss per share amounts have been retroactively restated to reflect the Recapitalization.

(c)  Warrants

The Company has issued 25,000 Units to the Sentinel
Charitable Remainder Trust (the "Trust") consisting in the aggregate of 25,000 shares of common stock and warrants exercisable in the aggregate for an additional 35,000 shares of common stock. The authorization and issuance of the Units was made in connection with a Conversion
Agreement, dated June 18, 1990, as amended, by and between the Company and the Trust (the "Conversion Agreement").
Pursuant to the terms of the Conversion Agreement, each Unit has an exercise price of $50.00 and the rights to subscribe for the Units expire on January 1, 1999.

Each warrant issuable in connection with the Units described above is exercisable for one share of common stock (subject to adjustment as provided in the warrant), with 25,000 of the warrants exercisable at $125.00 and the remaining 10,000 warrants exercisable at $50.00, all upon terms and conditions set forth in the Conversion
Agreement. The warrants expire on January 1, 2000.

Under the terms of the 1994 lease agreement (described in Note 6), the leasing company received a warrant to purchase 6,795 shares of common stock. The warrant remains exercisable for seven years from the date of issuance and will expire on September 19, 2001. The warrant is exercisable at $3.00 per share. The warrant may be adjusted under some conditions, as defined, for dividends, changes in stock price, reorganization, consolidation or merger and extraordinary events.

On October 5, 1995 API entered into an agreement with a shareholder to purchase 2,390 Units of API equity. Each
Unit consisted of one share of stock and one warrant. The exercise price for the warrants is $3.00 for every two warrants, which entitles the holder to one share of common stock. The warrants are exercisable until October 5, 1999.


Under the terms of the merger on January 25, 1996, a maximum of 37,500 warrants could have been issued to the former holders of record of API Common Stock upon the occurrence of certain conditions within twelve months of the merger. These warrants would have been exercisable at $15.00 per share with a 5 year expiration from the date of issue. These conditions did not occur by January 25, 1997, therefore these warrants were not issued and have expired.


During 1996, under terms of a consulting agreement, a shareholder received warrants to purchase 30,000 shares of common stock at an exercise price of $20.00 per share any time from March 5, 1997 until March 4, 2000, for compensation for consulting services. The fair value of the warrants was $15.40 on the date of the grant using the Black-Scholes pricing model with the following assumptions: 1996-expected dividend yield 0.0%, risk-free interest rate 6.1%, expected volatility 100% and an expected life of 3 years. The portion of the total fair value of the warrants relating to the consulting services
($344,000) has been recorded as general and administrative expense and an increase to additional paid-in capital in the accompanying 1996 consolidated financial statements.

During 1997, under terms of an agreement, a financial advisor received warrants to purchase 37,500 shares of common stock, one-half (18,750 shares) at an exercise price of $12.00 per share, and one-half (18,750 shares) at an exercise price of $18.00 per share any time from January 1, 1998 until June 30, 2002, for

         ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
              (a development stage company)

          Notes To Consolidated Financial Statements

financial consulting services rendered in 1997. The fair value of the warrants was $5.00 on the date of the grant using the Black-Scholes pricing model with the following assumptions: 1997-expected dividend yield 0.0%, risk-free interest rate 5.6%, expected volatility 129% and an expected life of 5 years. Total fair value of the warrants relating to the consulting services ($188,000) has been recorded as general and administrative expense and an increase to additional paid-in capital in the accompanying
1997 consolidated financial statements.

(8)  Stock Option Plans

The Company adopted a new stock option plan (the "1995
Stock Awards Plan") on January 25, 1996 and reserved
100,000 shares of the Company's authorized but unissued common stock for issuance to optionees including officers, employees, and other individuals performing services for the Company. The 1995 Stock Awards Plan replaced the previously approved stock options plan (the "1987 Stock
Awards Plan") and API's stock option plan ("API Stock
Option Plan"). Options granted under the plans vest ratably over a 4-5 year period and are generally exercisable over a ten-year period from the date of grant.
However, as a result of certain events occurring in 1995, all granted options in the 1987 Stock Awards Plan became vested and exercisable and all options in the API Stock
Option Plan were exercised or forfeited. No further grants have been or can be made under the 1987 Stock Awards Plan and the API Stock Option Plan has been canceled. New stock options are generally granted with an exercise price equal to the stock's quoted market value at the date of grant.

At December 31, 1997 there were 67,850 additional shares available for grant under the 1995 Stock Awards Plan. The per share weighted-average fair value of stock options granted during 1997 was $13.00 on the date of grant using the Black-Scholes option pricing method with the following weighted-average assumptions: 1997-expected dividend yield
0.0%, risk-free interest rate 5.6%, expected volatility
129% and an expected vesting life of 4 years for option grants. The per share weighted-average fair value of stock options granted during 1996 was $18.40 on the date of grant using the Black-Scholes option pricing method with the following weighted-average assumptions: 1996-expected dividend yield 0.0%, risk-free interest rate 6.0%, expected volatility 100% and an expected life of 4 years.

The Company applies APB Opinion No. 25 in accounting for its 1995 Stock Awards Plan. Accordingly, no compensation expense has been recognized in the accompanying
Consolidated Statements of Operations for employee stock options because the quoted market price of the underlying common stock did not exceed the exercise price of the option at the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would have been reduced to the pro forma amounts indicated below:

                                             Years Ended December 31,
                                      ------------------------------------
                                        1997          1996          1995
                                   -------------  -------------  -------------
Net Loss
   As reported                      $ (4,441,000)  $(11,462,000)  $ (1,099,000)
   Pro forma                          (4,614,000)   (11,563,000)    (1,101,000)

Basic and diluted loss per share
   As reported                             $2.80          $7.68          $1.86
   Pro forma                               $2.91          $7.75          $1.86


Pro forma net loss and loss per share amounts reflect only options granted in 1997 and 1996. No options were granted in 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts and loss per share presented above because compensation cost is reflected over the awards' vesting period of four and five years and compensation cost for options granted prior to January 1, 1995 is not considered.

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                  (a development stage company)

              Notes To Consolidated Financial Statements

(a)  1995 Stock Awards Plan

Summarized information for the 1995 Stock Awards Plan is as follows:

                      1995 Stock Awards Plan
                      ----------------------
                                                        Weighted
                                              Stock      Average
                                             Options   Exercise Price
                                            ----------  ----------
Outstanding options at December 31, 1995            -    $      -
Granted                                        33,299       26.40
Forfeited                                      (1,800)     (28.80)
Exercised                                           -           -
                                            ----------
Outstanding options at December 31, 1996       31,499       26.20

Granted                                         8,217       13.00
Forfeited                                      (7,566)     (27.60)
Exercised                                           -           -
                                            ----------
Outstanding options at December 31, 1997       32,150       20.40
                                            ==========

At December 31, 1997, the range of exercise prices and weighted average remaining contractual life of outstanding options was $5.60 - $36.20 and 9 years, respectively.

At December 31, 1997, the number of awards exercisable was 8,950 and the weighted-average exercise price of those options was $25.60. At December 31, 1996, the number of options exercisable was 4,750 and the weighted-average exercise price of those awards was $26.20.

(b)  1987 Stock Awards Plan

Chemex adopted the 1987 Stock Awards Plan in 1987. All issued options and stock appreciation rights ("SAR's") became vested and exercisable due to the merger on January
25, 1996. No further grants can be made. Summarized information for the 1987 Stock Awards Plan is as follows:

                             1987 Stock Awards Plan
                             ----------------------

                                                          1987 Non-   Weighted
                                 Incentive                Employee    Average
                                  Stock                   Director    Exercise
                                  Options       SAR's       Plan       Price
                                 ----------  ----------  ----------  ----------
Outstanding awards, from Chemex,
  December 31, 1995                 48,804      16,932      13,955    $  39.80
Granted                                  -           -           -           -
Forfeited                           (7,569)          -      (5,045)      51.40
Exercised                           (1,371)     (6,735)          -        3.00
                                 ----------  ----------  ----------
Outstanding awards,
  December 31, 1996                 39,864      10,197       8,910       40.80
Granted                                  -           -           -           -
Forfeited                           (1,125)          -      (3,660)      72.40
Exercised                                -           -           -           -
                                 ----------  ----------  ----------
Outstanding awards at
   December 31, 1997                38,739      10,197       5,250       38.00
                                 ==========  ==========  ==========

At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding awards was $0.00 - $180.00 and 6 years respectively. At
December 31, 1997, the range of exercise prices and weighted average remaining contractual life of outstanding awards was $0.00 - $102.00 and 5 years respectively.

At December 31, 1996, the number of awards exercisable was 58,973 and the weighted-average exercise price of those awards was $40.80. At December 31, 1997, the number of awards exercisable was 54,187 and the weighted-average exercise price of those awards was $38.00.

(9)  Income Taxes:

The Company follows Statement of Financial Accounting
Standards Number 109 - Accounting for Income Taxes ("FASB
109"). No provision for federal income taxes has been made in fiscal years 1997, 1996 and 1995 due to the operating losses incurred for income tax purposes. The Company's only significant temporary difference relates to net operating loss carryforwards. This resulted in gross deferred tax assets of approximately $14,700,000 and $13,515,000 at December 31, 1997 and 1996, respectively, all of which have been fully reserved. Because the Company has a history of losses, a 100% provision against the deferred tax assets was recorded in the form of a valuation allowance. Increases in the valuation allowance amounted to $1,185,000, $954,000 and $360,000 at December
31, 1997, 1996 and 1995, respectively. At December 31,
1997, the Company's regular and alternative minimum tax net operating loss carry-forwards for federal income tax purposes approximated $42 million, which if not utilized, will expire in varying amounts through the year 2011. As a result of the merger on January 25, 1996, a change in control occurred for federal income tax purposes which limited the utilization of pre-merger net operating loss carry-forwards related to Chemex to approximately $530,000 per year.


(10)  Commitments and Contingencies:

The Company is not currently a party to any material legal proceedings.

Under the terms of the "Patent Purchase Agreement" dated
April 5, 1994, as amended on January 23, 1996 between Dr.
David F. Ranney and the Company, Dr. Ranney, a majority stockholder, is entitled to yearly cash royalty payments as consideration for the assignment of patents to the Company as follows:

                                Royalty Payments
                        ------------------------------
                             Date            Amount
                        ---------------   ------------
                         April 15, 1994      $7,500
                         January 31, 1995    $15,000
                         January 31, 1996    $25,000
                         January 31, 1997    $50,000


Thereafter each January 31, payments equal to 105% of the payment made in the immediately preceding calendar year will be paid to Dr. Ranney through the life of the patents. A royalty of $52,500 and $ 50,000 was payable at December 31, 1997 and 1996, respectively, and included in the accompanying consolidated balance sheets. Access will also pay Dr. Ranney a royalty of three quarters of one percent (0.75%) of gross revenues derived from products covered by the patents.

(11)  Liquidity:

The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts.
The Company expects that its existing capital resources will be adequate to fund the Company's operations through the next second quarter of 1999. The Company is dependent on raising additional capital to fund its development of technology and to implement its business plan. Such dependence will continue at least until the Company begins marketing its new technologies.

If the anticipated revenues are delayed or do not occur or the Company is unsuccessful in raising additional capital on acceptable terms, the Company would be required to curtail research and development and general and administrative expenditures so that working capital would cover reduced operations into the third quarter of 1999.

There can be no assurance, however, that changes in the Company's operating expenses will not result in the expenditure of such resources before such time.

The Company will require substantial funds to conduct research and development programs, preclinical studies and clinical trials of its potential products. The Company's future capital requirements and adequacy of available funds will depend on many factors including: the successful commercialization of amlexanox; the ability to establish and maintain collaborative arrangements for research, development and commercialization of products with corporate partners; continued scientific progress in the Company's research and development programs; the magnitude, scope and results of preclinical testing and clinical trials; the costs involved in filing, prosecuting and enforcing patent claims; competing technological developments; the cost of manufacturing and scale-up; and, the ability to establish and maintain effective commercialization activities and arrangements.

The Company intends to seek additional funding through research and development or licensing arrangements with potential corporate partners, public or private financing, or from other sources. The Company does not have any committed sources of additional financing and there can be no assurance that additional financing will be available on favorable terms, if at all. In the event that adequate funding is not available, the Company may be required to delay, reduce or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate collaborators or others that may require the Company to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than the Company would otherwise seek.
Insufficient financing may also require the Company to relinquish rights to certain of its technologies that the Company would otherwise develop or commercialize itself.
If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely effected.

(12)  Subsequent Events:

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from 10.0 million to 2.0 million (the "Recapitalization"). The Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to 2.1 million. The
Recapitalization was approved by Shareholders at a Special
Meeting held on April 14, 1998. The reduction in authorized shares of Common Stock actually increased the number of authorized but unissued shares when compared with the number of authorized but unissued shares before the Recapitalization.

An investment bank has been engaged to assist the Company in raising funds to support the Company's research and development activities. As discussed below, from March to July 1998, the Company raised an aggregate of $5.0 million. Up to an additional $4.0 million may be raised.
There can be no assurances that any additional closings of the private placement will take place.

The Company raised $1,200,000 in gross proceeds ($725,000 received on March 20, 1998 and $475,000 received on April
11, 1998) less cash issuance costs of $33,750, from the placement of 48 units, each unit consisting of 8,333 shares of Common Stock and warrants to purchase 8,333 shares of Common Stock at an exercise price of $3.00 per share. The placement agent received warrants to purchase
44,527 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 45,277 shares of Common Stock in lieu of certain sales commissions and expenses.

On June 18, 1998, the Company, assisted by an investment bank, raised an aggregate of $2.9 million in gross proceeds, less cash issuance costs of $202,000, from the first closing of a private placement of 953,573 shares of Common Stock at $3.00 per share. The placement agent for the offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share. In accordance with the offering terms the placement agent elected to receive
62,949 shares of Common Stock in lieu of certain sales commissions and expenses. Legal fees and other issuance costs were $122,000 through June 30, 1998. The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

On July 30, 1998, the Company raised an aggregate of $900,000 in gross proceeds, less cash issuance costs of $24,000, from the second closing of a private placement of 300,000 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share.
In accordance with the offering terms the placement agent elected to receive 34,450 shares of Common Stock in lieu of certain sales commissions and expenses.

If and when the Company satisfies all listing requirements, the Company intends to submit an application for listing on NASDAQ or an alternate exchange. There can be no assurances that the Company will be listed on NASDAQ or an alternate exchange.

All share numbers, price per share and loss per share amounts referenced herein have been adjusted to reflect the Recapitalization.

               ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                       a development stage company

                   Condensed Consolidated Balance Sheets

                                             June 30, 1998  December 31, 1997
                                             -------------    -------------
Assets                                         (unaudited)
------
Current Assets
  Cash and cash equivalents                    $ 2,174,000     $   438,000
  Accounts receivable                                2,000           1,000
  Prepaid expenses and other current assets         27,000          51,000
                                              -------------    -------------
Total Current Assets                             2,203,000         490,000
                                              -------------    -------------

Property and Equipment, at cost                  1,007,000       1,047,000
Less accumulated depreciation and amortization   (722,000)        (625,000)
                                             -------------    -------------
                                                   285,000         422,000
                                             -------------    -------------
Licenses, net of accumulated amortization
   of $50,000 and $25,000 at June 30, 1998
   and December 31, 1997, respectively             450,000         475,000

Other Assets                                       108,000          60,000
                                             -------------    -------------
Total Assets                                   $ 3,046,000     $ 1,447,000
                                             =============    =============

Liabilities and Stockholders' Equity
------------------------------------
Current Liabilities
  Accounts payable and accrued expenses        $   390,000     $   434,000
  Royalties payable                                      -          53,000
  Accrued insurance premium                         13,000          38,000
  Current portion of obligations under
    capital leases                                  88,000         181,000
                                             -------------    -------------
Total Current Liabilities                          491,000         706,000
                                             -------------    -------------
Obligations under capital leases,
    net of current portion                          75,000         142,000
                                             -------------    -------------
Total Liabilities                                  566,000         848,000
                                             -------------    -------------

Stockholders' Equity
Preferred stock, $.01 par value, authorized
  2,000,000 Shares, none issued or outstanding
  at June 30, 1998; $.01 par value, authorized
  10,000,000 shares, none issued or
  outstanding at December 31, 1997                       -               -
Common stock,  $.01 par value, authorized
  20,000,000 Shares, 3,092,245, issued and
  outstanding at June 30, 1998; Authorized
  3,000,000 shares, 1,630,450 issued and
  outstanding at December 31,1997                   31,000          16,000
Additional paid-in capital                      24,019,000      20,331,000
Deficit accumulated during the
  development stage                           (21,570,000)     (19,748,000)
                                             -------------    -------------
Total Stockholders' Equity                       2,480,000         599,000
                                             -------------    -------------
Total Liabilities and Stockholders' Equity     $ 3,046,000     $ 1,447,000
                                             =============    =============

---------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                      a development stage company

                Condensed Consolidated Statements of
Operations
                              (unaudited)

                                         Three Months ended           Six Months ended
                                               June 30,                  June 30,            February 24, 1988
                                   ---------------------------   ----------------------------  (inception) to
                                        1998          1997            1998            1997      June 30, 1998
                                    ------------  ------------   ------------   ------------  ---------------
Revenues
Research and development            $         -    $        -    $         -    $         -    $  2,711,000
Option income                                 -             -              -              -       2,149,000
Licensing revenues                            -        50,000              -        188,000         325,000
                                    ------------  ------------   ------------   ------------   ------------
Total Revenues                                -        50,000              -        188,000       5,185,000
                                    ------------  ------------   ------------   ------------   -------------

Expenses
Research and development                501,000       538,000        936,000      1,042,000       9,545,000
General and administrative              359,000       424,000        750,000        829,000       7,613,000
Depreciation and amortization            66,000        30,000        130,000         62,000       1,186,000
Write-offexcess purchase price                -             -              -              -       8,894,000
                                    ------------  ------------   ------------   ------------   -------------
Total Expenses                          926,000       992,000      1,816,000      1,933,000      27,238,000
                                    ------------  ------------   ------------   ------------   -------------

Loss From Operations                   (926,000)     (942,000)    (1,816,000)    (1,745,000)    (22,053,000)
                                    ------------  ------------   ------------   ------------   -------------
Other Income (Expense)
Interest and miscellaneous income         6,000        37,000          8,000         84,000         782,000
Interest expense                         (5,000)       (7,000)       (14,000)       (15,000)       (172,000)
                                    ------------  ------------   ------------   ------------   -------------
                                          1,000        30,000         (6,000)        69,000         610,000
                                    ------------  ------------   ------------   ------------   -------------

Loss Before Income Taxes               (925,000)     (912,000)    (1,822,000)    (1,676,000)    (21,443,000)
Provision for Income Taxes                    -             -             -               -         127,000
                                    ------------  ------------   ------------   ------------   -------------
Net Loss                            $  (925,000)   $ (912,000)   $(1,822,000)   $(1,676,000)   $(21,570,000)
                                    ============  ============   ============   ============   =============
Basic and Diluted Loss Per
  Common Share                      $     (0.42)   $    (0.58)   $     (0.95)   $     (1.07)
                                    ============  ============   ============   ============
Weighted Average Basic and Diluted
  Common Shares Outstanding           2,209,775     1,569,566      1,920,564      1,569,566
                                    ============  ============   ============   ============

---------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                        a development stage company

              Condensed Consolidated Statements of Cash
Flows
                              (unaudited)

                                      Six Months ended June 30,   February 24, 1988
                                     --------------------------  (inception) to
                                          1998          1997      June 30, 1998
                                      ------------ ------------   -------------
Cash Flows From Operating Activities
Net Loss                              $(1,822,000) $(1,676,000)   $(21,570,000)
Adjustments to reconcile net loss to
    cash used in operating activities:
  Write-off of excess purchase price            -            -       8,894,000
  Consulting expense related to
    warrants granted                            -            -         532,000
  Research expenses related to common
    stock granted and donated equipment     8,000            -         108,000
  Depreciation and amortization           130,000       62,000       1,186,000
  Unearned revenue                              -            -        (110,000)
  Change in operating assets
      and liabilities:
    Accounts receivable                    (1,000)      (9,000)         (3,000)
    Prepaid expenses and other
      current assets                       24,000       46,000         (28,000)
    Other assets                            2,000            -          (6,000)
    Accounts payable and accrued
      expenses                           (122,000)    (288,000)        110,000
                                      ------------ ------------  --------------
Net Cash Used In Operating Activities  (1,781,000)  (1,865,000)    (10,887,000)
                                      ------------ ------------  --------------

Cash Flows From Investing Activities
Capital expenditures                       (3,000)     (24,000)     (1,167,000)
Sales of capital equipment                      -            -           6,000
Purchase of Tacora, net of cash acquired        -            -        (124,000)
Other assets                              (50,000)           -        (100,000)
                                      ------------ ------------  --------------
Net Cash Used In Investing Activities     (53,000)     (24,000)     (1,385,000)
                                      ------------ ------------  --------------

Cash Flows From Financing Activities
Proceeds from notes payable                     -            -         721,000
Payments of principal on obligations under
  capital leases                         (133,000)     (77,000)       (587,000)
Cash acquired in merger with Chemex             -            -       1,587,000
Proceeds from stock issuances, net      3,703,000            -      12,725,000
                                      ------------ ------------  --------------
Net Cash Provided By (Used In)
Financing Activities                    3,570,000      (77,000)     14,446,000
                                      ------------ ------------  --------------

Net Increase (Decrease) in Cash and
  Cash Equivalents                      1,736,000   (1,966,000)      2,174,000
Cash and Cash Equivalents at
  Beginning of Period                     438,000    4,428,000               -
                                      ------------ ------------  --------------
Cash and Cash Equivalents at
  End of Period                       $ 2,174,000   $2,462,000   $   2,174,000
                                      ============ ============  ==============

Cash paid for interest                $    14,000   $   15,000   $     164,000
Cash paid for income taxes                      -            -         127,000

Supplemental disclosure of
    noncash transactions
  Payable accrued for fixed
    asset purchase                    $         -    $       -    $     47,000
  Elimination of note payable
    to Chemex Pharmaceuticals
    due to merger                               -            -         100,000
  Stock issued for License on patents           -            -         500,000
  Equipment purchases financed
    through capital leases                      -            -          82,000
  Net liabilities assumed in
    acquisition of Tacora Corporation           -            -         455,000

---------------------------------------------------------------------
See accompanying notes to condensed consolidated financial statements

              ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARY
                        a development stage company
          Notes to Condensed Consolidated Financial Statements
                 Six Months Ended June 30, 1998 and 1997
                              (unaudited)

(1)     Interim Financial Statements

The consolidated balance sheet as of June 30, 1998 and the consolidated statements of operations for the three and six months ended and cash flows for the six months ended
June 30, 1998 and 1997 were prepared by management without audit. In the opinion of management, all adjustments, including only normal recurring adjustments necessary for the fair presentation of the financial position, results of operations, and changes in financial position for such periods, have been made. Certain reclassifications have been made to prior year financial statements to conform with the June 30, 1998 presentation. The accompanying
Consolidated Balance Sheets and Statements of Operations have been retroactively restated to reflect the Recapitalization including the one-for-twenty reverse stock split.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's
Annual Report on Form 10-K for the year ended December 31,
1997. The results of operations for the period ended June
30, 1998 are not necessarily indicative of the operating results which may be expected for a full year. The consolidated balance sheet as of December 31, 1997 contains financial information taken from the audited financial statements as of that date.

In 1997, the Company adopted Statement of Financial
Accounting Standards No. 128, "Earnings Per Share." In accordance with SFAS No. 128, the Company has presented basic loss per share, computed on the basis of the weighted average number of common shares outstanding during the period, and diluted loss per share, computed on the basis of the weighted average number of common shares and all dilutive potential common shares outstanding during the period. The adoption of this new accounting standard, which required the restatement of all presented periods' earnings per share data, did not have a material impact on previously reported earnings per share.
Potentially dilutive effect of the Company's outstanding options and common stock warrants has not been considered in the computation of diluted net loss per common share since their inclusion would be anti-dilutive.

Effective with fiscal years beginning after December 15, 1997, companies are required to adopt Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting
Comprehensive Income." The Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income includes net income and other comprehensive income, which comprises certain specific items previously reported directly in stockholders' equity. Other comprehensive income comprises items such as unrealized gains and losses on debt and equity securities classified as available-for-sale securities, minimum pension liability adjustments, and foreign currency translation adjustments.


Since the Company does not currently have any of these other comprehensive income items, SFAS No. 130 has no impact on the way the Company reports or has reported its financial statements.

(2)     Liquidity

The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts.
The Company expects that its existing capital resources will be adequate to fund the Company's operations through the second quarter of 1999. The Company is dependent on raising additional capital to fund its development of technology and to implement its business plan. Such dependence will continue at least until the Company begins marketing its new technologies.

If the anticipated revenues are delayed or do not occur or the Company is unsuccessful in raising additional capital on acceptable terms, the Company would be required to curtail research and development and general and

                         F24
administrative expenditures so that working capital would cover reduced operations into the third quarter of 1999.
There can be no assurance, however that changes in the Company's operating expenses will not result in the expenditure of such resources before such time.

The Independent Auditor's Report on the Company's 1997 consolidated financial statements included an emphasis paragraph regarding the uncertainty of the Company's ability to continue as a going concern.

(3)     Recapitalization

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for- twenty reverse stock split of Access common stock, $.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million shares, at $0.04 par value per share, to 20.0 million shares, par value $0.01 per share, and decreased the authorized shares of preferred stock of the Company from
10.0 million to 2.0 million (the "Recapitalization"). The
Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to
2.1 million.

If and when the Company satisfies all listing requirements, the Company intends to submit an application for listing on NASDAQ or an alternate exchange. There can be no assurances that the Company will be listed on NASDAQ or an alternate exchange.

(4)     Private Placement

The Company raised $1,200,000 in gross proceeds ($725,000 received on March 20, 1998 and $475,000 received on April
11, 1998) less cash issuance costs of $33,750, from the placement of 48 units, each unit consisting of 8,333 shares of Common Stock and warrants to purchase 8,333 shares of Common Stock at an exercise price of $3.00 per share. The placement agent received warrants to purchase
44,527 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive
45,277 shares of Common Stock in lieu of certain sales commissions and expenses.

On June 18, 1998, the Company, assisted by an investment bank, raised an aggregate of $2.9 million in gross proceeds, less cash issuance costs of $202,000, from the first closing of a private placement of 953,573 shares
Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive 62,949 shares of Common Stock in lieu of certain sales commissions and expenses. Legal fees and other issuance costs were $122,000 through June 30, 1998.

The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

On July 30, 1998, the Company raised an aggregate of $900,000 in gross proceeds, less cash issuance costs of $24,000, from the second closing of a private placement of 300,000 shares Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share, in accordance with the offering terms and elected to receive 34,450 shares of Common Stock in lieu of certain sales commissions and expenses. The proceeds of the offering will be used to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes.

The investment bank has been engaged to assist the Company in raising up to an additional $4.0 million to fund research and development, working capital, acquisitions of complementary companies or technologies and general corporate purposes. There can be no assurances that any additional closings of the private placement will take place.

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


TABLE OF CONTENTS

                                                 Page
Available Information                              2
Risk Factors                                       3
The Company                                        9
Use of Proceeds                                    9
Price Range of Common Stock and Dividend
   Policy                                         10
Capitalization                                    11
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations                                     12
Business                                          17
Management                                        28
Executive Compensation                            30
Certain Relationships and Related
  Transactions                                    32
Description of Capital Stock                      33
Security Ownership of Certain
  Beneficial Owners and Management                34
Selling Stockholders                              35
Plan of Distribution                              37
Legal Matters                                     38
Experts                                           38
Index to Financial Statements                     F-1


      2,440,305 SHARES


           LOGO

Access Pharmaceuticals, Inc.


       COMMON STOCK


        PROSPECTUS


    _____________, 1998

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offer hereby are as follows:

SEC registration fee                                $ 1,202
Printing and engraving expenses                         500
Legal fees and expenses                              10,000
Accounting fees and expenses                         11,000
Blue Sky fees and expenses (including legal fees)     1,000
Transfer agent and registrar fees and expenses            0
Miscellaneous                                        10,298
                                                   --------
  Total                                             $34,000
                                                   ========

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the
"DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgement in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper.
To the extent such person has been successful on the merits or otherwise in defense of any action to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses
(including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.
The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, Bylaws and indemnification agreements.

Article X of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents or the Registrant to the fullest extent currently permitted under the DGCL.

In addition, Article X of the Registrant's Certificate of
Incorporation, provides that neither the Registrant nor its stockholders may recover monetary damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless such breach relates to (i) the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL of (iv) any transactions for which the director derived an improper personal benefit. The By-Laws of the Registrant provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers.
These agreements provide rights of indemnification to the full extent allowed and provided for by Section 145 of the DGCL and the Certificate of Incorporation and Bylaws of Chemex.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

On July 30, 1998 the Company sold to 16 individual accredited investors an aggregate of 300,000 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 33,445 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive
34,450 shares of Common Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $900,000 in gross proceeds.

On June 18, 1998, in conjunction with the first closing of a private placement, the Company effected a recapitalization of the Company through a one-for-twenty reverse stock split of its common stock, $0.04 par value per share (the "Common Stock"), which decreased the number of authorized shares of Common Stock from 60.0 million shares, at $0.04 par value per share, to 20.0 million shares, $0.01 par value per share, and decreased the authorized shares of preferred stock of the Company from
10.0 million to 2.0 million (the "Recapitalization"). The
Recapitalization decreased the number of outstanding shares of Common Stock from approximately 41.5 million to
2.1 million.

On June 18, 1998 the Company sold to 24 individual accredited investors an aggregate of 953,567 shares of Common Stock at $3.00 per share. The placement agent for such offering received warrants to purchase 101,653 shares of Common Stock at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive
62,949 shares of Common Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $2,900,000 in gross proceeds.

On March 20 and April 1, 1998 the Company sold to 11 individual accredited investors an aggregate of 48 units, each unit consisting of 8,333 shares of Common Stock and warrants to purchase 8,333 shares of Common Stock at $3.00 per share. The placement agent received warrants to purchase 444,518 shares of Common Stock at an exercise price at $3.00 per share. In accordance with the offering terms, the placement agent elected to receive 45,277 shares of Common Stock in lieu of certain sales commissions and expenses. The Company raised an aggregate of $1,200,000 in gross proceeds.

On February 20, 1998 and August 27, 1998 the Company issued 20,882 and 3,571 shares, respectively, of Common Stock to creditors of Tacora Corporation in connection with the Merger Agreement between the Company and Tacora Corporation.


On July 11, 1997 and February 26, 1998 the Company issued
30,000 and 10,000 shares, respectively, of Common Stock to The Dow Chemical Company in connection with the License
Agreement between the Company and The Dow Chemical Company.

In connection with a private placement Offering in March 1996, the Company issued 428,570 shares of Common Stock and warrants to purchase 30,000 shares of Common Stock

No underwriters were involved in the other sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) and/or 3 (b) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. All of the purchasers of securities in the transactions described above represented to the Company that they were accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that their intentions were to acquire the securities for investment only under the Securities Act and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access to information about the Company. All of the foregoing securities are deemed restricted securities for the purpose of the

Securities Act.

Item 16.  Exhibits and Financial Statement Schedule.

(a)  Exhibits:

4.  Exhibit Number

  2.1   Amended and Restated Agreement of Merger and Plan of
        Reorganization between Access Pharmaceuticals, Inc. and
        Chemex Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the Company's
        Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
  3.0   Articles of incorporation and bylaws:
  3.1   Certificate of Incorporation (Incorporated by Reference
        to Exhibit 3(a) of the Company's Form 8-B dated July 12,
        1989, Commission File Number 9-9134)
  3.2   Bylaws (Incorporated by referenced to Exhibit 3(b) of
        the Company's Form 8-B dated July 12, 1989, Commission File
        Number 0-9314)
  3.3   Certificate of Amendment of Certificate of
        Incorporation filed August 21, 1992
  3.4   Certificate of Merger filed January 25, 1996.
        (Incorporated by reference to Exhibit E of the Company's
        Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)
  3.5   Certificate of Amendment of Certificate of
        Incorporation filed January 25, 1996.  (Incorporated by
        reference to Exhibit E of the Company's Registration
        Statement on Form S-4 dated December 21, 1995, Commission
        File No. 33-64031)
  3.6   Amended and Restated Bylaws (Incorporated by reference
        to Exhibit 3.1 of the Company's Form 10-Q for the quarter ended
        June 30, 1996)
  3.7   Certificate of Amendment of Certificate of
        Incorporation filed July 18, 1996.
        (Incorporated by reference to Exhibit 3.8 of the Company's
        Form 10-K for the         year ended December 31, 1996)
  3.8   Certificate of Amendment of Certificate of
        Incorporation filed June 18, 1998.
        (Incorporated by reference to Exhibit 3.8 of the Company's
        Form 10-Q for the quarter ended June 30, 1998)
  5.1   Opinion of Bingham Dana LLP
 10.0   Material contracts:
 10.1   Irrevocable Assignment of Proprietary Information with
        Dr. Charles G. Smith (Incorporated by reference to Exhibit
        10.6 of the Company's Form 10-K for the year ended December 31, 1991)
 10.2   Conversion Agreement with Sentinel Charitable Remainder
        Trust dated June 18, 1990 (Incorporated by reference to
        Exhibit 10 of the Company's Form 10-K for the year ended
        December 31, 1990)
 10.3   Asset Purchase and Royalty Agreement between Block Drug
        Company, Inc. and the Company dated June 7, 1995
        (Incorporated by reference to Exhibit 10.28 of the Company's
        Form 10-Q for the quarter ended June 30, 1995)
*10.4   1995 Stock Option Plan (Incorporated by reference to
        Exhibit F of the Company's Registration Statement on Form S-
        4 dated December 21, 1995, Commission File No. 33-64031)
 10.5   Stockholder's Agreement dated October 1995 between
        Access Pharmaceuticals, Inc. and Dr. David F. Ranney
        (Incorporated by reference to Exhibit A of the Company's
        Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031).
 10.6   Patent Purchase Agreement dated April 5, 1994 between
        David F. Ranney and Access Pharmaceuticals, Inc.
        (Incorporated by reference to Exhibit 10.16 of the Company's
        Form 10-K for the year ended December 31, 1995)
 10.7   First Amendment to Patent Purchase Agreement dated
        January 23, 1996 between David F. Ranney and Access
        Pharmaceuticals, Inc. (Incorporated by
        reference to Exhibit 10.17 of the Company's Form 10-K for
        the year ended December 31, 1995)
 10.8   Lease Agreement between Pollock Realty Corporation and
        the Company dated July 25, 1996 (Incorporated by reference to Exhibit 10.19 of the Company's Form 10-Q for the quarter ended September 30, 1996)
 10.9   Platinate HPMA Copolymer Royalty Agreement between The
        School of Pharmacy, University of London and the Company
        dated November 19, 1996
 10.10  License Agreement between The Dow Chemical Company and the Company dated June 30, 1997. (Certain portions are
        subject to a request for confidential treatment)
        (Incorporated by reference to Exhibit 10.12 of the Company's
        Form 10-Q for the quarter ended September 30, 1997)
 10.11  Agreement of Merger and Plan of Reorganization, dated
        May 23, 1997 among the Company, Access Holdings, Inc and
        Tacora Corporation
 10.12  License Agreement between Strakan Limited and the
        Company dated February 26, 1998 (Certain portions are
        subject to a request for confidential treatment)
        (Incorporated by reference to Exhibit 10.12 of the Company's
        Form 10Q for the quarter ended March 31, 1998)
 10.13  Agreement between Access Pharmaceuticals, Inc. and
        Block Drug Company, Inc. (Certain portions are subject to a request for confidential treatment) (Incorporated by
        reference to Exhibit 10.13 of the Company's Form 10Q for the quarter ended June 30, 1998)
 10.14  Sales Agency Agreement. (Incorporated by reference to
        Exhibit 10.14 of the Company's Form 10Q for the quarter
        ended June 30, 1998)
 10.15  Registration Rights Agreement. (Incorporated by
        reference to Exhibit 10.15 of the Company's Form 10Q for the quarter ended June 30, 1998)
*10.16  Employment Agreement of Mr. Kerry P. Gray
 10.17  Letter Agreement between the Company and David F. Ranney
 23(a)  Consent of Bingham Dana LLP (included in Exhibit 5.1)
 23(b)  Consent of KPMG Peat Marwick LLP
 23(c)  Consent of Smith, Anglin & Co.
 26     Power of Attorney (See page II-7)

* Management contract or compensatory plan required to be filed as an Exhibit to this Form pursuant to Item 14(c) of the report

(b)  Financial Statement Schedules:

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or

497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on this 28th day of August, 1998.
                           ACCESS PHARMACEUTICALS, INC.

                           By /s/ Kerry P. Gray
                              -------------------
                              Kerry P. Gray
                              President and Chief Executive
                              Officer, Treasurer

                    POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Kerry P. Gray, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement,
(ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacities and on the dates indicated.


       Signature                        Title                      Date
------------------------     -----------------------------    -------------
  /s/  KERRY P. GRAY          President and Chief Executive
--------------------
    Kerry P. Gray             Officer, Treasurer              August 28, 1998


/s/  HERBERT H. MCDADE, JR.
--------------------------
Herbert H. McDade, Jr.          Director                      August 28, 1998


--------------------------
J. Michael Flinn                Director                      August   , 1998


/s/ Stephen B. Howell
----------------------
Stephen B. Howell               Director                      August 28, 1998

/s/  MAX LINK
----------------------
Max Link                        Director                      August 28, 1998


/s/  STEPHEN B. THOMPSON
------------------------
Stephen B. Thompson              Chief Financial Officer      August 28, 1998